Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CHS/COMMUNITY HEALTH SYSTEMS, INC.,

THE SELLER entities,

woodbridge healthcare, inc.

and

the buyer entities

July 30, 2024

Page

1.	PURCHASE OF ASSETS.	1
1.1	Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	5
1.5	Sale of the Acquired Company Ownership Interests	8
1.6	Purchase Price	9
1.7	Net Working Capital, Estimates and Audits	9
1.8	Supplemental Reimbursement Programs	10
1.9	Prorations	11
2.	CLOSING.	12
2.1	Closing	12
2.2	Actions of Seller at Closing	12
2.3	Actions of Buyer at Closing	14
3.	REPRESENTATIONS AND WARRANTIES OF SELLER	15
3.1	Existence, Capacity and Capitalization	15
3.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	16
3.3	Binding Agreement	16
3.4	Financial Statements	16
3.5	Absence of Certain Changes	17
3.6	Licenses	18
3.7	Third Party Payors/Accreditation	18
3.8	Regulatory Compliance	19
3.9	Equipment	19
3.10	Real Property	20
3.11	Title to Other Assets	21
3.12	Employee Benefit Plans	21
3.13	Litigation or Proceedings	22
3.14	Environmental Laws	22
3.15	Taxes	23
3.16	Employee Relations	24

(continued)

Page

3.17	The Contracts	26
3.18	Supplies	26
3.19	Insurance	27
3.20	Third Party Payor Cost Reports	27
3.21	Medical Staff Matters	27
3.22	Condition of Assets	27
3.23	Experimental Procedures.	28
3.24	Intellectual Property	28
3.25	Compliance Program	28
3.26	Accounts Receivable	28
3.27	Partial Subsidiaries	29
3.28	No Charitable Assets	29
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	29
4.1	Existence and Capacity	29
4.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	30
4.3	Binding Agreement	30
4.4	Availability of Funds	30
5.	COVENANTS OF SELLER PRIOR TO CLOSING	30
5.1	Information	30
5.2	Operations	31
5.3	Negative Covenants	31
5.4	Governmental Approvals	32
5.5	Antitrust Matters	32
5.6	Additional Financial Information	33
5.7	Estoppels and Contract Consents	33
5.8	No-Shop Clause	33
5.9	Efforts to Close	33
5.10	Taxes	33
6.	COVENANTS OF BUYER PRIOR TO CLOSING	34
6.1	Governmental Approvals	34
6.2	Antitrust Matters	34
6.3	Title Commitment and Survey	34

2

(continued)

Page

6.4	Efforts to Close	35
6.5	Financing	35
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	36
7.1	Representations/Warranties	36
7.2	Governmental Approvals	36
7.3	Title Policy	36
7.4	Actions/Proceedings	37
7.5	No Material Adverse Change	37
7.6	Insolvency	37
7.7	Material Consents	37
7.8	Vesting/Recordation	37
7.9	Information Services Agreement	38
7.10	Indebtedness	38
7.11	Closing Deliveries	38
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	38
8.1	Representations/Warranties	38
8.2	Governmental Approvals	38
8.3	Actions/Proceedings	38
8.4	Insolvency	38
8.5	Closing Deliveries	39
9.	SELLER’S COVENANT NOT TO COMPETE	39
10.	ADDITIONAL AGREEMENTS.	39
10.1	Tax Treatment; Allocation of Purchase Price	39
10.2	Termination Prior to Closing	40
10.3	Post-Closing Access to Information	40
10.4	Preservation and Access to Records After the Closing	41
10.5	Tax and Medicare Effect	41
10.6	Reproduction of Documents	41
10.7	Cooperation on Tax Matters	42
10.8	Cost Reports	42
10.9	Misdirected Payments, Etc.	43
10.10	Employee Matters	43

3

(continued)

Page

10.11	Indigent Care Policies	44
10.12	Use of Controlled Substance Permits	44
10.13	Medical Staff Matters	44
10.14	Information Services Agreement	44
10.15	Billing and Collection Agreement	45
10.16	Transition Services Agreement	45
10.17	Medicare Transition Agreement	45
10.18	License Agreement	45
10.19	Access to Records Including as to Recovery and Audit Information	45
10.20	Continuation of Insurance.	45
10.21	Quality Reporting	45
10.22	Telephone Access	46
10.23	Guaranties	46
11.	INDEMNIFICATION.	46
11.1	Indemnification by Buyer	46
11.2	Indemnification by Seller	46
11.3	Limitations	47
11.4	Notice and Control of Litigation	47
11.5	Notice of Claim	48
11.6	Mitigation	48
11.7	Exclusive Remedy	48
12.	MISCELLANEOUS.	49
12.1	Schedules and Exhibits	49
12.2	Additional Assurances	49
12.3	Consented Assignment	49
12.4	Consents, Approvals and Discretion	49
12.5	Legal Fees and Costs	49
12.6	Choice of Law	50
12.7	Benefit/Assignment	50
12.8	No Brokerage	50
12.9	Cost of Transaction	50
12.10	Confidentiality	50

4

(continued)

Page

12.11	Public Announcements	51
12.12	Waiver of Breach	51
12.13	Notice	52
12.14	Severability	52
12.15	Gender and Number	52
12.16	Divisions and Headings	52
12.17	Survival	53
12.18	Affiliates	53
12.19	Waiver of Jury Trial	53
12.20	Accounting Date	53
12.21	No Inferences	53
12.22	Limited Third Party Beneficiaries	53
12.23	Entire Agreement/Amendment	53
12.24	Risk of Loss	54
12.25	Corporate and Bulk Sales Certificate	54

5

EXHIBITS

Description Exhibit

Seller Entities A

Buyer Entities B

Hospitals C

Acquired Companies D

Limited Power of Attorney E

Information Services Agreement F

Transition Services Agreement G

License Agreement for Policy and Procedure Manuals H

Billing and Collection Agreement I

SCHEDULES

Description Schedule

Owned Real Property 1.1(a)(i)

Leased Real Property..…………………………………………………………………….1.1(a)(ii)

Contracts 1.1(j)

Partial Subsidiaries` 1.1(p)

Excluded Assets 1.2

Assumed Liabilities 1.3

Excluded Liabilities 1.4

Net Working Capital 1.7

Financial Statements 3.4

Absence of Certain Changes 3.5

Licenses 3.6

Third Party Payors/Accreditation 3.7

Regulatory Compliance 3.8

Real Property 3.10

Employee Benefit Plans 3.12

Litigation or Proceedings 3.13

Environmental Laws 3.14

Taxes 3.15

Employee Relations 3.16

The Contracts 3.17

Insurance 3.19

Third Party Payor Cost Reports 3.20

Medical Staff Matters 3.21

Intellectual Property 3.24

Compliance Program 3.25

Partial Subsidiaries 3.27

Material Consents 7.7

GLOSSARY OF CERTAIN DEFINED TERMS

Defined Term Section

Accounting Firm 1.7(c)

Acquired Companies Recital E

Acquired Company Ownership Interests Recital E

Affiliate 12.18

Agreement Introduction

Assets 1.1

Assignment and Assumption Agreement 2.2(c)

Assignments of Leases 2.2(a)

Assumed Liabilities 1.3

Balance Sheet Date 3.4(a)

Benefit Plans 3.12(a)

Business Associate Agreement 2.2(j)

Buyer Introduction

Buyer Employees 10.10(a)

Buyer Entities Recital B

Buyer Plans 10.10(a)

Buyer Indemnified Parties 11.2

CERCLA 3.14

Closing 2.1

Closing Date 2.1

Contracts 1.1(j)

Effective Time 2.1

Encumbrances 1.1

ERISA 3.12

Excluded Assets 1.2

Excluded Liabilities 1.4

Facilities Recital C

Financial Statements 3.4

FTC 5.5

GAAP 1.7(a)

Government Entity 3.8

Government Permits 1.1(k)

Hospital Recital C

Immaterial Contracts 3.17

Indemnified Party 11.4

Indemnifying Party 11.4

Information Services Agreement 2.2(j)

Justice Department 5.5

License Agreement 2.2(l)

Net Working Capital 1.7(a)

Permitted Encumbrances 3.10

Purchase Price 1.6

RCRA 3.14

Real Property 1.1(a)

Reorganization 1.5

Seller Introduction

Seller Cost Reports 10.8

Seller Entities Recital A

Seller Indemnified Parties 11.1

Surveys 6.3(b)

Taxes 3.15

Tax Returns 3.15

Termination Notice 12.1

Title Commitment 6.3(a)

Title Company 6.3(a)

Title Evidence 6.3(c)

Title Policy 6.3(a)

WARN Act 10.10(d)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 30, 2024, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Seller”), THE SELLER ENTITIES (as defined below), WOODBRIDGE HEALTHCARE, INC., a Delaware nonprofit corporation (“Buyer”), and THE BUYER ENTITIES (as defined below).

RECITALS:

A. Seller owns or controls, directly or indirectly, the organizations listed on Exhibit A attached hereto (each a “Seller Entity” and together the “Seller Entities”).

B. Buyer owns or controls, directly or indirectly, the organizations listed on Exhibit B attached hereto (each a “Buyer Entity” and together the “Buyer Entities”).

C. The Seller Entities directly or indirectly own and operate each of the hospitals set forth on Exhibit C attached hereto (each a “Hospital” and together the “Hospitals”) and other healthcare facilities and businesses (the Hospitals and the other health care facilities and businesses of the Seller Entities shall collectively be referred to as the “Facilities”).

D. Seller desires to cause the Seller Entities to sell to the Buyer Entities and Buyer desires to cause the Buyer Entities to purchase substantially all of the assets of the Seller Entities which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospitals and the Facilities, on the terms and conditions set forth in this Agreement.

E. The Seller Entities own, directly or indirectly, all of the issued and outstanding equity securities (the “Acquired Company Ownership Interests”) of the organizations listed on Exhibit D attached hereto (each an “Acquired Company” and together the “Acquired Companies”).

F. The Seller Entities desire to sell to the Buyer Entities and the Buyer Entities desire to purchase from the Seller Entities the Acquired Company Ownership Interests, on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Seller agrees to cause the Seller Entities to sell, convey, transfer, assign and deliver, free and clear of all liabilities, claims, security interests, liens, pledges, charges, rights of first refusal, preemptive rights, mortgages, hypothecations, security agreements, judgments, or any other limitation, encumbrance or restriction of any kind (“Encumbrances”), except the Permitted Encumbrances (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined), to the Buyer Entities, and Buyer agrees to cause the Buyer Entities to purchase, all right, title and interest of the Seller Entities in and to all of the assets owned or used by the Seller Entities in connection with the operation of the Facilities, other than the Excluded Assets (hereinafter defined), which purchased assets shall include, without limitation, the following (the “Assets”):

(a) fee simple title to the real property described on Schedule 1.1(a)(i) hereto, together with all right, title and interest of the Seller Entities in and to any improvements, any construction in progress, any other buildings and fixtures thereon and all rights, privileges and easements appurtenant thereto (collectively, the “Owned Real Property”), and leasehold title to the real property that is leased by the Seller Entities pursuant to the leases described on Schedule 1.1(a)(ii) (collectively, the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”);

(b) all tangible personal property, including, without limitation, all major, minor or other equipment, vehicles, furniture and furnishings of the Seller Entities;

(c) all supplies and inventory used or held for use in respect of the Facilities;

(d) assumable deposits and prepaid expenses that have continuing value to the Buyer Entities;

(e) all accounts receivable (other than Government Receivables as defined in Section 1.1(f)) arising from the rendering of services to patients at the Facilities, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered up to the Effective Time;

(f) the right to collect and receive all patient receivables related to Medicare, Medicaid and other third-party patient claims due from beneficiaries or governmental third-party payors arising from the rendering of services to patients at the Facilities by the Seller Entities, billed and unbilled, recorded or unrecorded, accrued and existing in respect to services rendered up to the Effective Time which by law may not be assigned (excluding settlement accounts relating to Section 1.2(c) and Section 1.4(f)) (the “Government Receivables”);

(g) the electronic funds transfer accounts of the Facilities;

(h) all claims of the Seller Entities against third parties to the extent such claims relate to the condition of the Assets and, to the extent assignable, all warranties (express or implied) and rights and claims assertable by (but not against) the Seller Entities related to the Assets, including without limitation any insurance claim for repair or replacement of any Asset;

(i) to the extent legally transferable, all right, title and interest in the financial, patient, medical staff and personnel records relating to the Facilities (including, without limitation, all accounts receivable records, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating policies and procedures, manuals and current personnel records);

(j) all rights and interests in the contracts, commitments, leases, licenses and agreements listed on Schedule 1.1(j) hereto and all Immaterial Contracts (hereinafter defined) (the contracts being assigned are referred to herein, collectively, as the “Contracts”);

(k) all licenses and permits, to the extent legally assignable, held by the Seller Entities relating to the ownership, development, and operation of the Facilities (including, without limitation, any pending or approved governmental approvals such as licenses, permits, certificates, certificates of need, other authorizations, consents and approvals of any Government Entity) (“Government Permits”);

(l) except as provided in Section 1.2(g), all trade names, trademarks, service marks (or variations thereof), domain names and copyrights listed on Schedule 3.24, all goodwill associated therewith, and all applications or registrations associated therewith;

(m) to the extent legally transferable, all provider numbers and provider agreements used in connection with the operations of the Facilities;

(n) all goodwill associated with the Seller Entities, the Facilities and the Assets;

(o) all computers, computer hardware and data processing assets located at the Facilities;

(p) the interests of the Seller Entities in the Partial Subsidiaries (as hereinafter defined) listed on Schedule 1.1(p) hereto; and

(q) all other property of every kind, character or description owned, leased or licensed by the Seller Entities and used or held for use in the business of the Facilities or the Assets.

1.2 Excluded Assets. Those assets of the Seller Entities described below, together with any assets described on Schedule 1.2 hereto, shall be retained by the Seller Entities (collectively, the “Excluded Assets”) and shall not be conveyed to the Buyer Entities:

(a) cash, cash equivalents and marketable securities (except petty cash);

(b) board-designated, restricted and trustee-held or escrowed funds (such as funded depreciation, debt service reserves, working capital trust assets, and assets and investments restricted as to use) and accrued earnings thereon;

(c) all amounts payable to the Seller Entities in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by the Seller Entities for periods prior to the Effective Time, retrospective payment of claims that are the subject of CMS Recovery Audit Contractor appeals, and all payments for periods prior to the Effective Time related to all Medicaid supplemental reimbursement programs (including but not limited to Appendices 14 and 17, Medical Assistance Stability, the State Direct Payment (SDP) program (including final reconciliations of a program year), Disproportionate Share (DSH), the Hospital Quality Incentive Program (HQIP), OB/NICU, Uncompensated Care and Extraordinary Expense Programs under the Tobacco Settlement Act of 2001, Medical Education, and Small Hospital /

Sole Community Hospital (SCH)), and all appeals and appeal rights of the Seller Entities relating to such settlements, including cost report settlements, for periods prior to the Effective Time. Notwithstanding the foregoing, the parties hereby confirm that it is the express intent of the parties that the Buyer shall receive the benefit of all payments for periods after the Effective Time related to all Medicaid programs regardless of whether the payments were calculated based on data reported for periods prior to the Effective Time;

(d) all Seller Entity records, to the extent Buyer Entity does not need such records (or copies) in connection with the operation of the Facilities, relating to (i) litigation files and records, cost report records relating to periods of time prior to Closing, tax returns and minute books, and (ii) the Excluded Assets and Excluded Liabilities, as well as all records which by law the Seller Entities are required to maintain in their possession;

(e) prepaid insurance, prepaid assets dedicated to the Seller Entities’ benefit plans and any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses);

(f) any and all names, symbols, trademarks, logos or other symbols used in connection with the Facilities and the Assets which include the names “CHS,” “Community Health Systems” or any variants thereof or any other names which are proprietary to Seller or its Affiliates (the “Excluded Marks”), which, for clarity, shall not include the name “Commonwealth Health” or the registered Commonwealth Health logo;

(g) any computer software and programs which are proprietary to Seller or its Affiliates;

(h) receivables from Seller’s Affiliates or obligations between Seller and its Affiliates;

(i) the Seller Entities’ insurance proceeds arising from pre-Effective Time incidents and the Seller Entities’ assets held in connection with any self-funded insurance programs and reserves, if any;

(j) except for matters described in Section 1.1(h), any claims of the Seller Entities against third parties to the extent that such claims relate to the operation of the Facilities prior to the Effective Time or to the Excluded Assets or Excluded Liabilities;

(k) all of Seller’s or any Affiliate’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

(l) all Benefit Plans and all rights in connection with and the assets of the Benefit Plans (as hereinafter defined);

(m) all assets relating to home health or hospice operations;

(n) all national or regional contracts of Seller or any Affiliate which are made available to any of the Facilities by virtue of the Facilities being an Affiliate of Seller;

(o) any claims against third party payors relating to underpayments or violation of prompt pay statutes with respect to periods prior to the Effective Time to the extent such claims are not included in the determination of Net Working Capital;

(p) all rights of the Seller Entities in any contracts, commitments, leases and agreements which are not included in the Contracts;

(q) any payment received prior to the Effective Time with the intent to compensate any Seller Entity or the Facilities for costs incurred or revenue lost as a result of the COVID-19 response, where such payments are derived from programs established or funded, whether directly or indirectly, by or through the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), including but not limited to payments received through the Public Health and Social Services Emergency Fund (“PHSSEF”) and through state and local programs funded through federal appropriations under the Coronavirus Relief Fund defined under CARES Title V Section 601, and any payments received through programs funded directly or indirectly by other federal agencies, including, but not limited to, the Federal Emergency Management Agency (“FEMA”), or state and local agencies, including, but not limited to, the state Medicaid program, or through subsequent Congressional appropriations, when such payments are intended to compensate any Seller Entity for costs incurred or revenues lost as a result of COVID-19 response during the period prior to the Effective Time; and

(r) any parcel of Owned Real Property which Buyer elects not to acquire due to the discovery of a material environmental condition with respect to such parcel(s) provided that Buyer must provide Seller with notice of its election to exclude one or more parcels of Owned Real Property at least thirty (30) days prior to the Closing.

1.3 Assumed Liabilities. In connection with the conveyance of the Assets hereunder, Buyer shall cause the Buyer Entities to assume, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of the Seller Entities:

(a) all obligations accruing from and after the Effective Time with respect to the Contracts and all obligations under the Contracts which are current liabilities of the Seller Entities as of the Effective Time, but only to the extent such obligations are included in the determination of Net Working Capital;

(b) the trade accounts payable and current liabilities of the Seller Entities as of the Effective Time, but only to the extent such accounts payable and current liabilities are included in the determination of Net Working Capital;

(c) the capital lease obligations set forth on Schedule 1.3 hereto; and

(d) all obligations and liabilities as of the Effective Time in respect of accrued salaries and wages, vacation, holiday and other paid time off (“Paid Time Off”) of employees at the Facilities who are hired by the Buyer Entities as of the Effective Time, and related taxes, but only to the extent included in the determination of Net Working Capital.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, the Buyer Entities shall not assume and under no circumstances shall the Buyer Entities be obligated to pay or assume, and none of the assets of the Buyer Entities shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of the Seller Entities, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:

(a) any liabilities of Seller, the Seller Entities, or their Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the ancillary documents hereto and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any debt, obligation, expense or liability that is not an Assumed Liability;

(c) claims or potential claims for medical malpractice or general liability relating to acts or omissions asserted to have occurred prior to the Effective Time;

(d) those claims and obligations (if any) specified in Schedule 1.4 hereto;

(e) any liabilities or obligations associated with or arising out of any of the Excluded Assets;

(f) liabilities and obligations of the Seller Entities or their Affiliates in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or other third party payor programs, including without limitation, any amounts associated with (i) RAC Audits, PI audits, or third party payor audits, whether routine or not, and whether discovered by external or internal audit; (ii) failure to comply with third-party payor program rules, regulations, and requirements; (iii) reimbursement obligations related to cost reports; (iv) liabilities relating to surveys by accreditation organizations or governmental authorities which occurred prior to the Effective Time; and (v) any liability arising pursuant to the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement (provided that, for the avoidance of doubt, any liabilities arising under Medicare prior to the Effective Time shall be assumed by the Buyer Entities for purposes of demonstrating acceptance of assignment of the Medicare Provider Agreements in connection with the Medicare Change of Ownership (CHOW) process, but any such liabilities shall nevertheless be considered “Excluded Liabilities” for purposes of indemnification of Buyer by Seller pursuant to Section 11.2 of this Agreement);

(g) liabilities and obligations of the Seller Entities or any of their Affiliates arising out of a breach of protected health information under HIPAA occurring prior to the Effective Time;

(h) federal, state or local tax liabilities or obligations (i) of the Seller Entities or otherwise associated with the Assets in respect of periods prior to the Effective Time or (ii) resulting from the consummation of the transactions contemplated herein including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers’ compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Facilities of such employees’ right to Paid Time Off (PTO), Extended Illness Benefits (EIB) or any other vacation, sick leave, and holiday benefits accrued while in the employ of the Seller Entities (provided, however, that this clause (h) shall not apply to any and all taxes payable with respect to any employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(i) liability for any and all claims by or on behalf of the Seller Entities’ current or former employees, regardless of when earned, accrued or payable, relating in whole or in part to periods prior to the Effective Time or the termination of employees by the Seller Entities pursuant to Section 10.10(a), including, without limitation, liability for any compensation-related payments, pension, profit sharing, deferred compensation, equity or equity-related compensation, incentive compensation, fringe benefit, tuition reimbursement, severance, termination pay, EIB, change in control or retention payments, bonuses or any other employee benefit plan of whatever kind or nature or any employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim, and any liabilities or obligations to all M&A Qualified Beneficiaries (as defined by Treas. Reg. § 54.4980B-9) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any regulations promulgated thereunder (provided, however, that this clause (i) shall not apply to any and all employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(j) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, the Seller Entities or any of their Affiliates or any of their employees, medical staff, agents, vendors or representatives with respect to acts or omissions prior to the Effective Time;

(k) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of the Seller Entities, their Affiliates or, to the extent related to their services to the Seller Entities, their directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation or order of any governmental entity;

(l) liabilities or obligations arising out of any breach by the Seller Entities prior to the Effective Time of any Contract;

(m) liabilities or obligations arising as a result of any breach by the Seller Entities at any time of any contract or commitment that is not expressly assumed by the Buyer Entities in this Agreement;

(n) any debt, obligation, expense, or liability of the Seller Entities arising out of or incurred solely as a result of any transaction of the Seller Entities occurring after the Effective Time;

(o) any liability relating to a violation by Seller, any Seller Entity, or any of their Affiliates of federal or state laws regulating fraud, including but not limited to the federal Anti-Kickback Law (42 U.S.C. § 1320(a)-7(b) et seq.) (the “Anti-Kickback Law”), the Ethics in Patient Referrals Act (42 U.S.C. § 1395mm et seq.) (the “Stark Law”), the False Claims Act (31

U.S.C. § 3729 et seq.) (the “False Claims Act”), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a et seq.) (the “CMPL Law”), and the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220 et seq.);

(p) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any parties or referral sources or recipients including, but not limited to, physicians, unless reduced to writing, identified on Schedule 1.1(g) hereto, and expressly assumed as part of the Contracts;

(q) all liabilities or obligations arising under the federal Hill-Burton program or any other restricted governmental, eleemosynary or other private grant and loan programs with respect to the ownership or operation of the Facilities or Assets;

(r) any liabilities or obligations under any existing collective bargaining agreements;

(s) any liabilities under Environmental Law (defined below), to the extent arising out of any acts or omissions of the Seller Entities prior to the Effective Time;

(t) any liabilities to Seller’s Affiliates or obligations between the Seller Entities and their Affiliates;

(u) all liabilities and obligations related to any payment received by the Seller Entities or their Affiliates with the intent to compensate any Seller Entity or the Facilities for costs incurred or revenue lost as a result of the COVID-19 (hereafter defined) response during the period prior to the Effective Time, where such payments are derived from programs established or funded, whether directly or indirectly, by or through the CARES Act, including, but not limited to, payments received through the PHSSEF and PPPHEA, and through state and local programs funded through federal appropriations under the Coronavirus Relief Fund defined under the CARES Act, Title V Section 601, and any payments received through programs funded directly or indirectly by other federal agencies, including, but not limited to, FEMA, or state and local agencies, including, but not limited to, the state Medicaid program, or through subsequent Congressional appropriations, when such payments are intended to compensate the Seller Entities or the Facilities for costs incurred or revenues lost as a result of the COVID-19 response during the period prior to the Effective Time, and any payments received by any Seller Entity under the Medicare Advance Payment Program (“MAPP”) or Accelerated Payment Program (“APP”); and

(v) all liabilities or obligations, including any acceleration of benefits, vesting, or other amounts due, arising out of the Seller Entities’ termination of all employees of the Facilities pursuant to Section 10.10(a) of this Agreement.

1.5 Sale of the Acquired Company Ownership Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Seller Entities shall sell, convey, transfer and deliver to the Buyer Entities, free and clear of all Encumbrances, and the Buyer Entities shall purchase from the Seller Entities, the Acquired Company Ownership Interests. Prior to the Closing, the Seller Entities shall cause (a) the Acquired Companies to transfer or assign such assets (that is, assets of the type described in Section 1.2 held by the Acquired Companies) to the Seller Entities or one or more of their designated Affiliates (other than an Acquired Company) and any reference in this Agreement to Excluded Assets shall include any such assets which should have been so transferred or assigned, and (b) the Seller Entities or one or more of their designated Affiliates (other than an Acquired Company) to assume such liabilities (that is, liabilities of the type described in Section 1.4 which are held by the Acquired Companies) from the Acquired Companies, and any reference in this Agreement to Excluded Liabilities shall include any such liabilities which should have been so assumed (the “Reorganization”). The provisions of this Agreement (including, without limitation, the representations and warranties, covenants, conditions precedent and indemnification provisions) shall apply, mutatis mutandis, in respect of the Acquired Companies, other than, for the avoidance of doubt, any covenant, obligation or other liability of Seller or any Seller Entity which arises following the Closing.

1.6 Purchase Price. The purchase price (the “Purchase Price”) for the Assets and the Acquired Company Ownership Interests shall be One Hundred Twenty Million Dollars ($120,000,000), minus the amount of any capitalized leases in respect of the Facilities that are assumed by the Buyer Entities and set forth on Schedule 1.3. The Purchase Price shall be due and payable at the Closing by wire transfer of immediately available funds to an account designated by Seller.

1.7 Net Working Capital, Estimates and Audits.

(a) Net Working Capital. At the Closing, the Net Working Capital (as defined herein) delivered to the Buyer Entities shall be at least $68,000,000 (the “NWC Floor”). If the estimated Net Working Capital at the Closing calculated in accordance with Section 1.7(b) hereof is less than the NWC Floor, Seller shall make a cash payment to Buyer at the Closing equal to the difference between the NWC Floor and the estimated Net Working Capital at the Closing (Seller may net such amount against funds to be received from Buyer in respect of the payment of the Purchase Price). If the estimated Net Working Capital calculated in accordance with Section 1.7(b) at the Closing is more than the NWC Floor, then no payment shall be made by Seller or Buyer under this Section 1.7(a) at the Closing and any adjustments shall be handled in accordance with Section 1.7(b) below subsequent to the Closing. As used herein, the term “Net Working Capital” shall mean the aggregate current assets of the Seller Entities conveyed to the Buyer Entities pursuant to Section 1.1 hereof (excluding those Excluded Assets which would otherwise be included in current assets), or held by the Acquired Companies as of the Effective Time, minus the aggregate current liabilities of the Seller Entities assumed by the Buyer Entities pursuant to Section 1.3 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities), or held by the Acquired Companies as of the Effective Time, all as determined in accordance with generally accepted accounting principles (“GAAP”). In any case with respect to the computation of Net Working Capital: (i) the following shall be included in current assets: petty cash, net patient accounts receivable, notes receivable from patients, former and current employees and physicians, usable prepaid expenses and taxes, other current assets, and inventories and supplies; and (ii) the following shall be included in current liabilities: accounts payable, other accrued liabilities, salaries, wages and related liabilities, including accrued vacation, holiday and Paid Time Off benefits.

(b) Estimates and Adjustments. Attached hereto as Schedule 1.7 is a schedule of the mutually agreed upon Net Working Capital as of December 31, 2023, together with the principles, trial balance files, specifications and methodologies used in determining such Net

Working Capital. At least five (5) business days prior to Closing, Seller shall deliver to Buyer a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. The Net Working Capital shall be estimated following the same mutually agreed upon principles, specifications, categories, and methodologies used to determine the Net Working Capital as of December 31, 2023, as specified in Schedule 1.7, and shall be used for purposes of calculating the Purchase Price as of the Closing. Within ninety (90) days after the Closing Date, Seller shall deliver to Buyer a certificate of its determination of the actual Net Working Capital as of the last calendar day of the calendar month immediately preceding the Effective Time (in accordance with GAAP and following the same principles, specifications, categories, and methodologies used to determine the Net Working Capital as set forth on Schedule 1.7 and the estimated Net Working Capital as of the Closing). Each party shall have full access to the financial books and records pertaining to the Facilities to confirm or audit Net Working Capital computations. Should Buyer disagree with Seller’s determination of Net Working Capital, it shall notify Seller within sixty (60) days after Seller’s delivery of its determination of Net Working Capital. If Seller and Buyer fail to agree within thirty (30) days after Buyer’s delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.7(c), which shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. If the actual Net Working Capital is less than the estimated Net Working Capital and less than the NWC Floor, Seller shall pay Buyer an amount equal to the estimated Net Working Capital minus the actual Net Working Capital within five (5) business days after the determination. If the actual Net Working Capital is greater than the estimated Net Working Capital and less than the NWC Floor, Buyer shall pay Seller an amount equal to the actual Net Working Capital minus the estimated Net Working Capital within five (5) business days after the determination. If the actual Net Working Capital is greater than the NWC Floor, Buyer shall pay Seller an amount equal to the difference between the actual Net Working Capital minus the estimated Net Working Capital within five (5) business days after the determination. Schedule 1.7(b) provides illustrations of the statements in this Section 1.7(b).

(c) Dispute of Adjustments. In the event that Seller and Buyer are not able to agree on the actual Net Working Capital within thirty (30) days after Buyer’s delivery of notice of disagreement, Seller and Buyer shall each have the right to require that such disputed determination be submitted to Ernst & Young LLP, or if Ernst & Young LLP is not available for any reason or does not maintain its independent status, such other independence certified public accounting firm as Seller and Buyer may then mutually agree upon inwriting (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Accounting Firm’s determination shall be binding upon Seller and Buyer, and such Accounting Firm’s fees and expenses shall be borne equally by Seller and Buyer.

1.8 Supplemental Reimbursement Programs. If the Buyer Entities receive any amounts from the Medicare, Medicaid, TRICARE or other third party payor program (such as Appendices 14 and 17, Medical Assistance Stability, the State Direct Payment (SDP) program

(including final reconciliations of a program year), Disproportionate Share (DSH), the Hospital Quality Incentive Program (HQIP), OB/NICU, Uncompensated Care and Extraordinary Expense Programs under the Tobacco Settlement Act of 2001, Medical Education, Small Hospital / Sole Community Hospital (SCH), PIP payments, bi-weekly payments for Medicare bad debt, payments for costs paid on a pass-through basis (such as capital costs), and MIPS or other MACRA-based payments) associated with the operation of the Hospitals or the Facilities prior to the Effective Time, the Buyer Entities shall tender the amount applicable to the period up to the Effective Time to the Seller Entities weekly. If the Seller Entities receive any amounts from the Medicare, Medicaid, TRICARE or any other third party payor program (such as Appendices 14 and 17, Medical Assistance Stability, the SDP program (including final reconciliations of a program year), DSH, HQIP, OB/NICU, Uncompensated Care and Extraordinary Expense Programs under the Tobacco Settlement Act of 2001, Medical Education, Small Hospital / SCH, PIP payments, bi-weekly payments for Medicare bad debt for costs paid on a pass-through basis (such as capital costs), and MIPS or other MACRA-based payments) associated with the operations of the Hospitals or any Facilities relating to periods after the Effective Time, the Seller Entities shall tender the same to the Buyer Entities weekly. It is the intent of the parties that the Buyer Entities and the Seller Entities shall receive any and all amounts related to any other Medicare, Medicaid, TRICARE or other third party payor program (such as Appendices 14 and 17, Medical Assistance Stability, the SDP program (including final reconciliations of a program year), DSH, HQIP, OB/NICU, Uncompensated Care and Extraordinary Expense Programs under the Tobacco Settlement Act of 2001, Medical Education, Small Hospital / SCH, PIP payments, bi-weekly payments for Medicare bad debt, payments for costs paid on a pass-through basis (such as capital costs), and MIPS or other MACRA-based payments) applicable to the period of time the Hospitals or the Facilities were owned by such party, calculated as the payment multiplied by a fraction, the numerator of which shall be the number of days the Hospitals or the Facilities were owned by the party during the period attributable to the payment and the denominator of which shall be the total number of days attributable to the payment. Furthermore, it is the understanding of the parties that each quarterly payment of the Pennsylvania Statewide Quality Care Assessment pertains to the quarter in which it is due, and it is the intent of the parties that the Buyer Entities and the Seller Entities shall be liable for the assessment in a particular quarter applicable to the period of time the Hospitals or the Facilities were owned by such party during that quarter, calculated according to the immediately preceding fraction. In conjunction with a Medicare cost report, the Medicare Audit Contractor (MAC) may apply biweekly payments to a party that are not applicable to its period of ownership. If this occurs, the parties agree to make payments to one another so that each party receives third party payments applicable to the period of time it owned the Hospitals or the Facilities in accordance with the methodology delineated above. Notwithstanding the foregoing, the parties hereby confirm that except as otherwise provided for in this Agreement, it is the express intent of the parties that the Buyer shall receive the benefit of all payments for periods after the Effective Time related to all supplemental payment programs regardless of whether the payments were calculated based on data reported for periods prior to the Effective Time.

1.9 Prorations. Except as otherwise provided herein (for example, with respect to the determination of Net Working Capital) or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), Seller and Buyer shall prorate as of the Effective Time any amounts which (i) are paid by the Seller Entities prior to the Closing that are allocable to periods on or after the Closing Date, or (ii) become due and payable on or after the Closing Date with respect to (a) the Contracts, (b) real estate and personal property taxes and assessments on the

Assets (which shall be prorated as of the Closing), and (c) to the extent cut-off statements cannot be obtained as of the Closing, all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter with the responsible party directly paying the obligation, or reimbursing the other party if such obligation has already been paid, within ten (10) days after the determination date of such proration. Ad valorem tax prorations shall initially be made based on the previous years’ taxes and shall later be adjusted to reflect the current year’s taxes when tax bills are finally rendered. The parties shall cooperate to avoid payment of duplicate taxes. Each party shall furnish, at the request of the other, proof of payment of any taxes or other documentation which is a prerequisite to avoid payment of a duplicate tax.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place by electronic mail, facsimile transmission, United States mail or overnight courier at 10:00 a.m. local time, on or before October 31, 2024, or at such other date as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m., local time, on November 1, 2024, or at such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

(a) Deeds containing special warranty of title, fully executed by each applicable Seller Entity in recordable form, conveying to each applicable Buyer Entity fee title to the Owned Real Property, and Assignments of Leases, fully executed by each applicable Seller Entity, assigning to each applicable Buyer Entity leasehold title to the Leased Real Property (the “Assignments of Leases”), subject only to the Permitted Encumbrances and the Assumed Liabilities;

(b) A General Assignment, Conveyance and Bill of Sale, fully executed by each applicable Seller Entity, conveying to each applicable Buyer Entity all of the Seller Entity’s right, title and interest in the Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Assumed Liabilities;

(c) An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by the applicable Seller Entity, conveying to each applicable Buyer Entity the Seller Entity’s interest in the Contracts;

(d) Copies of corporate resolutions duly adopted by the Board of Directors or similar governing body of Seller and each Seller Entity, authorizing and approving, in accordance with their respective governing documents, the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller and each Seller Entity;

(e) Certificate of the President or a Vice President of Seller, certifying as to the satisfaction of the condition precedent contained in Section 7.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of Seller and each Seller Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Seller, each Seller Entity, each Partial Subsidiary, and each Acquired Company from the state in which it is incorporated or formed, dated the most recent practical date prior to the Closing;

(h) All Certificates of Title and other documents evidencing an ownership interest conveyed as part of the Assets;

(i) A standard form owner’s affidavit (modified as necessary to make factually accurate) as required by the Title Company (as defined in Section 6.3 hereof) to issue the Title Policy (as defined in Section 6.3 hereof) as described in and provided by Section 7.3 hereof;

(j) The Information Technology Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Information Services Agreement”) and the Business Associate Agreement, in substantially the form attached thereto (the “Business Associate Agreement”), fully executed by an Affiliate of Seller;

(k) A Hospital Transition Services Agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”), fully executed by an Affiliate of Seller;

(l) A License Agreement for Policy and Procedure Manuals in substantially the form attached hereto as Exhibit H (the “License Agreement”), fully executed by Seller or an Affiliate of Seller;

(m) A Clinic Billing and Collection Agreement in substantially the form attached hereto as Exhibit I (the “Billing and Collection Agreement”), fully executed by an Affiliate of Seller;

(n) A Medicare Transition Agreement in a form reasonably acceptable to Seller and Buyer with respect to each Part A provider (each, a “Medicare Transition Agreement”), fully executed by each applicable Seller Entity;

(o) A certification (in such form as may be reasonably requested by Buyer) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h);

(p) Documents or other evidence reasonably satisfactory to Buyer of the release of Encumbrances which are not Permitted Encumbrances or Assumed Liabilities;

(q) Assignments of Membership Interests representing the interests in each Partial Subsidiary, duly executed by the appropriate Seller Entities;

(r) Assignments of Membership Interests representing the Acquired Company Ownership Interests, daily executed by the appropriate Seller Entities;

(s) Resignations of the officers and directors of the Acquired Companies;

(t) Minute books of the Acquired Companies; and

(u) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

2.3 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) An amount equal to the Purchase Price in immediately available funds;

(b) The Assignment of Leases, fully executed by each applicable Buyer Entity, pursuant to which the Buyer Entities shall assume the future payment and performance of the leases of the Leased Real Property as provided in this Agreement;

(c) The Assignment and Assumption Agreements, fully executed by each applicable Buyer Entity, pursuant to which the Buyer Entities shall assume the future payment and performance of the Contracts and the Assumed Liabilities as provided in this Agreement;

(d) Copies of resolutions duly adopted by the Board of Directors of Buyer and each Buyer Entity authorizing and approving their respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer and each Buyer Entity;

(e) Certificate of the President or a Vice President of Buyer, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of Buyer and each Buyer Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of Buyer and each Buyer Entity from the state in which each is incorporated or formed, dated the most recent practical date prior to Closing;

(h) The Information Services Agreement and the Business Associate Agreement attached thereto, fully executed by Buyer or its Affiliates(s), as applicable;

(i) The Transition Services Agreement, fully executed by Buyer or its Affiliates(s), as applicable;

(j) The License Agreement, fully executed by Buyer or its Affiliates(s), as applicable;

(k) The Billing and Collection Agreement, fully executed by Buyer or its Affiliate(s), as applicable;

(l) A Medicare Transition Agreement for each Part A provider, fully executed by each applicable Buyer Entity; and

(m) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Seller and each Seller Entity represent and warrant to Buyer and the Buyer Entities the following:

3.1 Existence, Capacity and Capitalization.

(a) Seller is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. Each Seller Entity is a limited partnership, limited liability company or corporation, duly organized and validly existing in good standing under the laws of the state of its formation or incorporation, as the case may be. Each Seller Entity has the requisite power and authority to conduct its business as now being conducted.

(b) Each Acquired Company (i) is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the state indicated as the state of its organization, as identified on Exhibit D, and (ii) has the limited liability company or corporate power and authority, as applicable, to own or lease and to operate its assets and to conduct its business as currently conducted. Each Acquired Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such qualification necessary. The Seller Entities have made available to Buyer and the Buyer Entities accurate and complete copies, as applicable, of the articles of incorporation, charter, bylaws, operating agreement, partnership agreement, or shareholders or membership agreement, as applicable, as amended to date, of each Acquired Company.

(c) The Seller Entities own all of the Acquired Company Ownership Interests beneficially and of record as identified on Exhibit D, free and clear of all Encumbrances and upon consummation of the transactions contemplated by this Agreement, the Buyer Entities shall own all of the Acquired Company Ownership Interests free and clear of all Encumbrances. The Acquired Company Ownership Interests have been duly authorized, validly issued, fully paid and are non-assessable. Other than the Acquired Company Ownership Interests, there are no outstanding equity or debt securities of any of the Acquired Companies, including (i) securities which are convertible into or exchangeable for any membership interests or other equity or debt securities of an Acquired Company, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of membership interests or other equity or debt securities of an Acquired Company, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by an Acquired Company governing the issuance of its membership interests or other equity or debt securities.

(d) The Seller Entities have full voting power over the Acquired Company Ownership Interests, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Acquired Company Ownership Interests. Other than this Agreement, there is no agreement between any Seller Entity and any other individual, corporation, partnership, joint venture, limited liability company, Government Entity, unincorporated organization, trust, association, or other entity (collectively, a “Person”) with respect to the disposition of the Acquired Company Ownership Interests.

3.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller and the Seller Entities and all other agreements referenced herein, or ancillary hereto, to which Seller or the Seller Entities are a party, and the consummation by Seller and each Seller Entity of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers, are not in contravention of corporate law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Sections 5.4 and 5.5, do not require any approval or consent required to be obtained by Seller or any Seller Entity of, or filing required to be made by Seller or any Seller Entity with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) upon receipt of the consents to assignment required pursuant to the Contracts, will neither conflict with, nor result in any breach or contravention of any Contract, or the creation of any Encumbrance affecting any Asset;

(d) will not violate any statute, law, rule, or regulation of any governmental authority to which Seller or the Seller Entities or the Assets may be subject; and

(e) will not violate any judgment, decree, writ or injunction of any court or governmental authority to which Seller or the Seller Entities or the Assets may be subject.

3.3 Binding Agreement. This Agreement and all agreements to which Seller or any of the Seller Entities will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Seller and/or such Seller Entities, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof.

3.4 Financial Statements. Seller has delivered to Buyer copies of the following financial statements of the Seller Entities and the Acquired Companies (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

(a) Unaudited Balance Sheet dated as of March 31, 2024 (the “Balance Sheet Date”);

(b) Unaudited Income Statement for the three-month period ended on the Balance Sheet Date; and

(c) Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2023 and 2022.

Except as set forth in Schedule 3.4, such Financial Statements have been (and the monthly financial statements delivered pursuant to Section 5.6 will be) prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Balance Sheets present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the financial condition of each Seller Entity and Acquired Company as of the dates indicated thereon, and such Income Statements present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the results of operations of each Seller Entity and Acquired Company for the periods indicated thereon. Except as disclosed on Schedule 3.4, none of the Seller Entities or the Acquired Companies has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) that are of a type required to be disclosed or reflected in financial statements of a Seller Entity or Acquired Company in accordance with GAAP except for (i) liabilities reflected or reserved against in the Financial Statements (including the notes thereto) and (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date.

3.5 Absence of Certain Changes. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date there has not been any:

(a) material adverse change in the operations, financial condition, assets, income or business of the Facilities, taken as a whole;

(b) material damage, destruction, or loss (whether or not covered by insurance) affecting the Facilities, individually or in the aggregate;

(c) threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Fifty Thousand Dollars ($50,000) (other than supplies), except in the ordinary course of business consistent with past practices;

(e) general increases in the compensation payable by the Seller Entities to any of their employees or independent contractors outside of the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees;

(f) adjustments or write-offs in accounts receivable or reductions in reserves for accounts receivable outside the ordinary course of business;

(g) changes in the accounting methods or practices employed by the Seller Entities, or changes in depreciation or amortization policies; or

(h) material transaction pertaining to any of the Facilities by any Seller Entity outside the ordinary course of business.

3.6 Licenses. Each Facility is duly licensed pursuant to the applicable laws of the state in which it is located and is in compliance in all material respects with all state and local licensure rules and regulations. The pharmacies, laboratories, swing bed units, drug and alcohol testing facilities, rehabilitation facilities, rural health clinics, and all other ancillary departments owned or operated by the Seller Entities or the Acquired Companies and located at the Facilities or operated for the benefit of the Facilities which are required to be specially licensed are duly licensed by the appropriate licensing agency (each, a “Licensing Agency”). The Seller Entities and the Acquired Companies have all material licenses, registrations, permits, and approvals which are needed to operate the businesses owned or operated by them at the Facilities. Seller has delivered to Buyer an accurate list (Schedule 3.6) of all such licenses, registrations, permits and approvals owned or held by the Seller Entities or the Acquired Companies relating to the ownership, development, or operation of the Facilities and the Assets, all of which are now and as of the Closing shall be current and in good standing.

3.7 Third Party Payors/Accreditation. The Hospitals are qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs, have current and valid provider contracts with such programs, and are in compliance in all material respects with the conditions of participation in such programs. The Hospitals are duly accredited, with no contingencies (except as set forth on Schedule 3.7), by The Joint Commission. Copies of the most recent accreditation letters from The Joint Commission pertaining to the Hospitals have been made available to Buyer. To the knowledge of Seller, all billing practices of the Seller Entities with respect to the Facilities to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TRICARE programs, and neither the Seller Entities nor the Facilities have billed or received any payment or reimbursement in excess of amounts allowed by law. Neither the Seller Entities nor any of their officers, directors, employees, service providers or controlling shareholders are excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs, nor to Seller’s or the Seller Entities’ knowledge is any such exclusion threatened. Except as set forth on Schedule 3.7, neither Seller nor the Seller Entities have received any written notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs of any pending or, to Seller’s or the Seller Entities’ knowledge, threatened audits, investigations or surveys relating to the Facilities. Except as set forth on Schedule 3.7, no Seller Entity or Affiliate of a Seller Entity (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services to which any Seller Entity or any of the Facilities are subject, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any governmental entity that involve any Seller Entity or any of the Facilities, (iii) has received written notice within the past three (3) years that any Seller Entity or any Facility is the subject of any governmental payer program investigation conducted by any federal or state enforcement agency, whether individually or in combination with other Affiliates of Seller; (iv) has received written notice within the past three (3) years that any Seller Entity is a defendant in any qui tam/False Claims Act litigation or that any Seller Entity or any of the Facilities are the subject of any allegations associated therewith, (v) during the past three (3) years has been served with or received any search warrant, subpoena, civil investigative demand, contact letter or, to the knowledge of Seller or the Seller Entities, telephone or personal contact by or from any federal or state enforcement agency which involves any Seller Entity or any of the Facilities, (vi) has made a voluntary disclosure to the OIG pursuant to the OIG’s self-disclosure protocol or otherwise, to the Centers for Medicare and Medicaid Services (“CMS”) pursuant to the CMS self-disclosure protocol or otherwise, or a voluntary disclosure to any other Government Entity, and (vii) has during the past three (3) years received any written complaints from any employee, independent contractor, vendor, physician or other person or organization that would indicate that such Seller Entity has violated any healthcare law or regulation. The Seller Entities required to be registered have registered with the QNet Exchange (“QNet”) as required by CMS under its Hospital Quality Initiative Program (the “HQI Program”) and are listed on Schedule 3.7. The Seller Entities have submitted all quality data required under the HQI Program to CMS or its agent, and all quality data required under the ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint Commission, for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in accordance with applicable reporting deadlines and in the form and manner required by CMS and The Joint Commission, respectively. The Seller Entities have not received notice of any reduction in reimbursement under the Medicare program resulting from their failure to report quality data to CMS or its agent as required under the HQI Program. Seller has provided Buyer with the HQI Program “validation results” for all calendar quarters concluded prior to the date of this Agreement, except for any quarter for which the respective reporting deadlines have not yet expired.

3.8 Regulatory Compliance. Except as set forth on Schedule 3.8 hereto, the Seller Entities and the Acquired Companies are in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and the operations of the Facilities. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, government contractor (including, without limitation, Medicare Administrative Contractors), court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. The Seller Entities and the Acquired Companies have timely and accurately filed all reports, data, and other information required to be filed with the Government Entities. Neither the Seller Entities, the Acquired Companies nor any of their respective employees have committed a material violation of federal or state laws regulating fraud, including but not limited to the federal Anti-Kickback Law, the Stark Law, the False Claims Act, or the CMPL Law. The Seller Entities’ and the Acquired Companies’ contracts with physicians are in compliance in all material respects with all applicable state corporate practice of medicine and fee-splitting laws and regulations. Except as set forth on Schedule 3.8, the Seller Entities and the Acquired Companies are in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all rules and regulations promulgated pursuant to HIPAA.

3.9 Equipment. Seller has delivered to Buyer a schedule as of the Balance Sheet Date which takes into consideration all the material equipment associated with, or constituting any part of, the Facilities and the Assets.

3.10 Real Property. The Seller Entities own good and indefeasible fee simple and/or good and valid leasehold title, as the case may be, to the Real Property, subject to the Permitted Encumbrances. The Real Property will be conveyed to the Buyer Entities free and clear of any and all liens, encumbrances or other restrictions except (i) any lien for taxes not yet due and payable, (ii) any lease obligations under the Contracts assumed by the Buyer Entities, (iii) easements, restrictions and other matters of record, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (iv) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Real Property, (v) unrecorded easements, discrepancies, boundary line disputes, overlaps, encroachments and other matters that would be revealed by an accurate survey or inspection of the Real Property, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (vi) any encumbrances or defects that do not materially interfere with the operations of the Facilities in a manner consistent with the current use by the Seller Entities, (vii) any liens, encumbrances or other restrictions arising under the Contracts assumed by the Buyer Entities, (viii) the matters described on Schedule 3.10, and (ix) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). With respect to the Real Property:

(a) Except as set forth in Schedule 3.10(a), neither Seller nor any of the Seller Entities has received during the past three (3) years written notice from any Government Entity of a material violation of any applicable ordinance or other law, order or regulation with respect to the Owned Real Property which has not been corrected;

(b) Except as set forth in Schedule 3.10(b), to the knowledge of Seller and the Seller Entities, the Owned Real Property and its operation are in material compliance with all applicable zoning ordinances (or is considered legally non-conforming or “grandfathered” thereunder);

(c) Except for the Permitted Encumbrances, there are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.10(c), and no tenants have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any nature is owed by any of the Seller Entities to any tenant pursuant to such tenant leases, nor is any landlord improvement work required to be completed by the Seller Entities pursuant to such tenant leases, except as disclosed in Schedule 3.10(c);

(d) Attached to Schedule 3.10(d) is a “rent roll” which sets forth for those leases where a Seller Entity is landlord: (i) the names of then current tenants; (ii) the rental payments for the then current month under each of the leases; (iii) a list of all then delinquent rental payments; (iv) a list of all tenant deposits and a description of any application thereof; and (v) a list of all uncured material defaults under the leases known to Seller and the Seller Entities;

(e) Except as set forth on Schedule 3.10(e), neither Seller nor any of the Seller Entities has received during the past three (3) years any written notice from any Government Entity of any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property or that would materially and adversely affect the current use of any part of the Owned Real Property;

(f) The Real Property represents all of the real property used in the operation of the Facilities as currently conducted; and

(g) The Owned Real Property represents all of the real property owned by the Seller Entities.

3.11 Title to Other Assets. As of the Closing, the Seller Entities shall own and hold good and valid title or leasehold interests, as the case may be, to all of the tangible Assets other than the Real Property, and at the Closing the Seller Entities will assign and convey to the Buyer Entities such title or leasehold interests, as the case may be, to all of such Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, the Assumed Liabilities and, with respect to the Partial Subsidiaries, the matters described on Schedule 3.27.

3.12 Employee Benefit Plans.

(a) Schedule 3.12 sets forth a true, complete and correct list of all “employee benefit plans,” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), which is currently or has been sponsored, maintained or contributed to for or on behalf of the employees, former employees, independent contractors or directors (or any of their dependents) of Seller or the Seller Entities or pursuant to which Seller or the Seller Entities have any liability or obligation.

(b) To Seller’s and the Seller Entities’ knowledge, (i) each of the Benefit Plans is and has been maintained and administered in all material respects in compliance with its terms and applicable legal requirements (including ERISA), (ii) there have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans that could subject Buyer to any liability, (iii) each Benefit Plan intended to be qualified under section 401(a) of the Code has a current favorable determination letter (or, in the case of a pre-approved plan, a favorable opinion or notification letter, as applicable) or an application therefor is pending with the IRS, (iv) no event has occurred which could cause any of the Benefit Plans to become disqualified or fail to comply with the applicable requirements of section 401(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under section 401(a) of the Code.

(c) Except as set forth on Schedule 3.12, for the past six (6) years, neither Seller, the Seller Entities nor any ERISA Affiliate of Seller or the Seller Entities sponsors, has maintained, contributed to, or been required to contribute to an employee benefit plan that is (i) a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, (ii) subject to Title IV of ERISA, sections 302 or 303 of ERISA or sections 412 or 436 of the Code, or (iii) a multiple employer plan as defined in section 413(c) of the Code. ERISA Affiliate shall mean any entity that would be treated as a single employer with Seller, the Seller Entities or any of their subsidiaries under the provisions of the Code and ERISA.

(d) None of the Benefit Plans listed on Schedule 3.12 that are “employee welfare benefit plans,” within the meaning of section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in section 4980(B)(g) of the Code and section 607 of ERISA. The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any benefit plan, or (ii) otherwise entitle any employee to severance pay or any other payment from Seller or the Seller Entities.

3.13 Litigation or Proceedings. Seller has delivered to Buyer an accurate list and summary description (Schedule 3.13) of all currently pending litigation or legal proceedings with respect to the Facilities and the Assets. Except to the extent set forth on Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending, or to the knowledge of Seller and the Seller Entities, threatened, against the Seller Entities, the Facilities or the Assets (or against Seller or any of its other Affiliates and relating, in whole or in part, to the Facilities or the Assets) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller Entities or their Affiliates affecting the Assets or the Assumed Liabilities under any federal, state or local law.

3.14 Environmental Laws. Except as set forth on Schedule 3.14 hereto, to the knowledge of Seller and the Seller Entities, (i) the Owned Real Property is not subject to any material environmental hazards, risks, or liabilities, (ii) the Seller Entities are not in violation of any federal, state or local statutes, regulations, laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), and (iii) neither Seller nor any Seller Entity has received any written notice alleging or asserting either a violation of any Environmental Law or an obligation to investigate, assess, remove, or remediate any property, including but not limited to the Owned Real Property, under or pursuant to any Environmental Law. No Hazardous Substances (which for purposes of this Section 3.14 shall mean and include polychlorinated biphenyls, asbestos, and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Owned Real Property (including groundwater) by the Seller Entities, or to Seller’s and the Seller Entities’ knowledge, any third party, in violation of or which could give liability under any applicable Environmental Law. Neither the Seller Entities, nor to Seller’s or the Seller Entities’ knowledge, any prior owners, operators or occupants of the Owned Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Owned Real Property in a manner which is in violation of or which could give liability under any Environmental Law, and the Seller Entities have complied with all Environmental Laws applicable to any part of the Owned Real Property. Notwithstanding anything contained herein to the contrary, this Section 3.14 contains the exclusive representations and warranties of Seller and the Seller Entities with respect to environmental matters.

3.15 Taxes.

(a) Each Acquired Company (other than Intermountain Medical Group, Inc. (“Intermountain”)) is, and from and after the date of its formation has been, properly classified as a “disregarded entity” pursuant to Treasury Regulation § 301.7701-3(b)(1)(ii) and applicable provisions of state and local income Tax Law.

(b) Except as set forth on Schedule 3.15, each Seller Entity and each Acquired Company has timely filed all federal, state and local Tax Returns required to be filed by it (all of which are true, correct and complete in all material respects). Each Seller Entity and each Acquired Company has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are due and payable by it (whether or not shown on any Tax Return) to the appropriate Government Entities. Except as set forth on Schedule 3.15, none of the Seller Entities or Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return. During the past three (3) calendar years, except as set forth on Schedule 3.15, each Seller Entity and each Acquired Company has withheld or collected proper and accurate amounts with respect to its employees’ compensation, and with respect to amounts received or receivable from, or paid or owing to, any independent contractor, customer, creditor, or other third party of such Seller Entity or Acquired Company, including employee withholding and social security taxes, and paid to the proper Government Entity all material amounts required to be withheld or collected in compliance with all withholding and similar provisions of the Code and all other applicable laws; and all employees and independent contractors of the Seller Entities or Acquired Companies have been properly classified for Tax purposes.

(c) Except as set forth on Schedule 3.15, no deficiencies for any Taxes have been asserted, or to the Knowledge of any Seller Entity or Acquired Company, threatened, and no audit or other administrative proceedings or court proceedings with respect to Taxes is currently pending or under way, or, to the Knowledge of any Seller Entity or Acquired Company, threatened.

(d) Except as set forth on Schedule 3.15, there are no outstanding agreements or waivers extending the applicable statute of limitations for the assessment or collection of Taxes of any Seller Entity or Acquired Company. There are no Tax liens on any of the Assets (or on any asset of any Acquired Company), other than liens for Taxes not yet due and payable, and no basis exists for the imposition of any such liens. No claim has ever been made by an authority in a jurisdiction where any Seller Entity or Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) There is no dispute or claim concerning any Tax liability of any Seller Entity or any Acquired Company either (a) claimed or raised by a Government Entity in writing or (b) as to which any Seller Entity has knowledge.

(f) Each Seller Entity’s and each Acquired Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in operation and documentary compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A.

(g) The Seller Entities have not engaged in any reportable or listed transactions under applicable Tax laws.

(h) As used herein, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, abandoned or unclaimed property, environmental (including Taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, fee, or assessment of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, imposed by any Government Entity, whether disputed or not, including any interest, penalty or addition thereto, and including any obligation to pay, indemnify or otherwise assume or succeed to the Tax liability of any other Person under any agreement or by operation of Law; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.16 Employee Relations.

(a) Except as set forth on Schedule 3.16, all employees of the Facilities are employees of a Seller Entity or an Acquired Company. Except as set forth on Schedule 3.16, there is no actual or, to each Seller Entity’s knowledge, threatened employee strike, work stoppage, slowdown, lock out, walk out, or other labor dispute pertaining to any of the Seller Entities or any of the Acquired Companies, including any of the Facilities, and none has occurred within the last three (3) years. Except as set forth on Schedule 3.16, no union representation question exists respecting any employees of the Seller Entities or any of the Acquired Companies. Except as set forth on Schedule 3.16, no collective bargaining agreement exists or is currently being negotiated by the Seller Entities or any of the Acquired Companies, no written demand has been received for recognition by a labor organization by or with respect to any employees of the Seller Entities or any of the Acquired Companies, no union organizing activities by or with respect to any employees of the Seller Entities or any of the Acquired Companies are, to the knowledge of the Seller Entities, taking place, no petition has been filed for a union representation election, and none of the employees of the Seller Entities or any of the Acquired Companies is represented by any labor union or organization. Except as set forth on Schedule 3.16, there is no written unfair labor practice claim against the Seller Entities or any of the Acquired Companies pending before the National Labor Relations Board. The Seller Entities have delivered or made available to Buyer true, correct and complete copies of each of the collective bargaining agreements set forth on Schedule 3.16.

(b) Except as set forth in Schedule 3.16, to the knowledge of the Seller Entities, the Seller Entities and the Acquired Companies have complied in all material respects with all laws relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of employment, social security, and similar Taxes, occupational safety and health, and plant closing or mass layoff. No Seller Entity nor any Acquired Company is liable for the payment of any compensation, damages, Taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth on Schedule 3.16, there are no pending or, to the knowledge of any Seller Entity, threatened claims before the Equal Employment Opportunity Commission (or any comparable state or local civil Fair Employment Practices Agency, human rights commission or other entity), complaints before the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity), wage and hour claims, or the like.

(c) The Seller Entities have made available to Buyer and the Buyer Entities true, correct and complete copies of the personnel records of all of the employees of each Seller Entity and each Acquired Company and the salary or wage records for such employees including records reflecting sick or extended illness, paid time off, vacation and holiday benefits that are accrued or credited but unused or unpaid. The Seller Entities have made available to Buyer and the Buyer Entities true, correct and complete copies of each employment, consulting, independent contractor, commission, bonus, or severance agreement to which any Seller Entity or any Acquired Company is a party. Schedule 3.16 states or will state the number of employees terminated by each Seller Entity within ninety (90) days prior to the Closing Date, laid off by each Seller Entity and each Acquired Company within the six (6) months prior to the Closing Date, or whose hours of work have been reduced by more than fifty percent (50%) by a Seller Entity or any Acquired Company in the six (6) months prior to the Closing Date, and contains a complete and accurate list of the following information for such employees: (i) the date of termination, layoff, or reduction in work hours; (ii) the reason for termination, layoff, or reduction in work hours; and (iii) the location to which the employee was assigned. In relation to the foregoing, except as set forth in Schedule 3.16, no Seller Entity nor any Acquired Company has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirements.

(d) All necessary visa or work authorization petitions required to be filed by the Seller Entities and the Acquired Companies have been timely and properly filed on behalf of any employees of any Seller Entity or any Acquired Company requiring a visa stamp, I-9 status document, employment authorization document, or any other immigration document to legally work for such Seller Entity or Acquired Company in the United States and all paperwork retention requirements with respect to such applications and petitions have been met. No current employee of any Seller Entity or any Acquired Company has ever worked for such Seller Entity or Acquired Company without employment authorization from the Department of Homeland Security or any other government agency that must authorize such employment. I-9 Forms have been timely and properly completed by the Seller Entities and the Acquired Companies for all current employees of Seller Entities and the Acquired Companies. I-9 Forms have been lawfully retained and re-verified by the Seller Entities and the Acquired Companies. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, or to any Seller Entity’s knowledge, governmental investigations or inquiries pending or threatened against any Seller Entity or Acquired Company relating to such Seller Entity’s or Acquired Company’s compliance with immigration Laws. There have been no letters received by any Seller Entity or any Acquired Company from the Social Security Administration (“SSA”) regarding the failure of such Seller

Entity’s or Acquired Company’s employee’s Social Security number to match their name in the SSA database.

3.17 The Contracts. Seller and the Seller Entities have made available to Buyer true and correct copies of the Contracts (including the Immaterial Contracts), and has given, and will give, the agents, employees and representatives of Buyer access to the originals of the Contracts to the extent originals are available. Schedule 1.1(j) lists all of the Contracts that are not Immaterial Contracts. “Immaterial Contracts” are written commitments, contracts, leases and agreements that individually involve future payments, performance of services or delivery of goods or materials, to or by any Seller Entity of any amount or value less than Fifty Thousand Dollars ($50,000) on an annual basis, and that are not with physicians or other referral sources. Seller and the Seller Entities represent and warrant with respect to the Contracts that:

(a) The Contracts constitute legal, valid and binding obligations of the Seller Entities and, to the knowledge of Seller and the Seller Entities, the other parties with respect thereto, and are enforceable against the Seller Entities and, to the knowledge of Seller and the Seller Entities, the other parties with respect thereto in accordance with their terms;

(b) Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof and complies with applicable laws;

(c) Subject to the receipt of any consents required in connection with the assignment of the Contracts, all obligations required to be performed by the Seller Entities and, to the knowledge of Seller and the Seller Entities, the other parties with respect thereto prior to the date hereof under the terms of the Contracts have been performed in all material respects, and no acts or omissions by the Seller Entities and, to the knowledge of Seller and the Seller Entities, the other parties with respect thereto have occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a material default by the Seller Entities and, to the knowledge of Seller and the Seller Entities, the other parties with respect thereto under the Contracts;

(d) Except as expressly set forth on Schedule 1.1(j), none of the Contracts requires consent to the assignment and assumption of such Contracts by the Buyer Entities, and Seller and the Seller Entities will use commercially reasonable efforts to obtain any required consents prior to the Closing; and

(e) Except as expressly set forth on Schedule 1.1(j), the assignment of the Contracts to and assumption of such Contracts by the Buyer Entities will not result in any penalty or premium, or variation of the rights, remedies, benefits or obligations of any party thereunder.

3.18 Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Facilities. Obsolete items have been written off the Financial Statements. Inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly stated in the Financial Statements. The inventory levels are based on past practices of Seller and the Seller Entities at the Facilities.

3.19 Insurance. Seller has delivered to Buyer an accurate schedule (Schedule 3.19) listing the current insurance policies covering the ownership and operations of the Facilities and the Assets, which Schedule reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. The Seller Entities have given in a timely manner to their insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. The Seller Entities have not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and, to Seller’s and the Seller Entities’ knowledge, no such cancellation or amendment is threatened or (b) failed to give any written notice or present any claim which is still outstanding under any of such policies with respect to the Facilities or any of the Assets.

3.20 Third Party Payor Cost Reports. Each Seller Entity has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.20. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Facilities nor the Seller Entities have received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement. Schedule 3.20 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved inquiries, claims or disputes in respect of such cost reports. The Seller Entities have established adequate reserves to cover any potential reimbursement liabilities that the Seller Entities may have under such cost reports and such reserves are set forth in the Seller Entities’ Financial Statements.

3.21 Medical Staff Matters. Seller and the Seller Entities have provided to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of each Hospital, as well as a list of all current members of the medical staff of each Hospital. Except as set forth on Schedule 3.21 hereto, (i) there are no adverse actions with respect to any medical staff members or any applicant thereto for which a medical staff member or applicant has requested a judicial review or hearing which has not been scheduled or has been scheduled but has not been completed; (ii) there are no pending or, to the knowledge of Seller and the Seller Entities, threatened disputes with applicants, staff members, or health professional affiliates; and (iii) all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

3.22 Condition of Assets. Other than with respect to the representations and warranties herein provided, the Seller Entities shall transfer the Assets to the Buyer Entities and the Buyer Entities shall accept the Assets from the Seller Entities AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER AND THE SELLER ENTITIES HEREBY DISCLAIM. Seller and the Seller Entities further explicitly do not represent that the Facilities are in compliance with the Americans with Disabilities Act. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

3.23 Experimental Procedures. The Seller Entities have not performed or permitted the performance of any experimental or research procedures or studies involving patients of any Hospital not authorized and conducted in accordance with the procedures of the Institutional Review Board of the relevant Hospital.

3.24 Intellectual Property. To the knowledge of Seller, Schedule 3.24 lists and briefly describes all trademarks, service marks, trade names, domain names, copyrights and applications therefor (whether registered or common law) currently owned by Seller and the Seller Entities and used in connection with the Facilities that will be transferred to the Buyer Entities (collectively, the “Intellectual Property”). Except as set forth on Schedule 3.24, to the knowledge of Seller, neither Seller nor the Seller Entities have received written notice that any proceedings have been instituted or are pending which challenge the validity of the ownership by Seller or the Seller Entities of the Intellectual Property. Neither Seller nor the Seller Entities have licensed anyone to use the Intellectual Property and Seller and the Seller Entities have no knowledge of the use or the infringement of the Intellectual Property by any other person. To the knowledge of Seller, Seller and/or the Seller Entities own (or possess enforceable licenses or other rights to use) all the Intellectual Property.

3.25 Compliance Program. The Seller Entities maintain and adhere to, in all material respects, a written compliance program designed to promote compliance with all healthcare laws and ethical standards applicable to the Facilities. The Seller Entities are in compliance in all material respects with the terms of their compliance programs. Schedule 3.25 includes a description of each audit and investigation conducted by Seller and each Seller Entity pursuant to its compliance program during the last three (3) years relating to material healthcare regulatory issues involving the Seller Entities. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

3.26 Accounts Receivable. All accounts receivable constituting a part of the Assets represent and constitute bona fide indebtedness owing to a Seller Entity for services actually performed or for goods or supplies actually provided in the amounts indicated on the Financial Statements with no known set-offs, deductions, compromises, or reductions (other than reasonable allowances for bad debts and contractual allowances in an amount consistent with historical policies and procedures of the Seller Entities and which are taken into consideration in the preparation of the Financial Statements). Seller has made available to Buyer a complete and accurate aging report of all accounts receivable and a schedule of all accounts receivable, whether recorded or unrecorded, which have been assigned to collection agencies or are otherwise held or assigned for collection. This representation does not constitute a guaranty that such accounts receivable will be collected.

3.27 Partial Subsidiaries.

(a) For purposes of this Agreement, the term “Partial Subsidiaries” means any and all corporations, partnerships and limited liability companies in which any Seller Entity owns or holds common stock, partnership interests or membership interests amounting to less than 100% of the total outstanding common stock, partnership interests or membership interest of such entity, and which common stock, partnership interests or membership interests will be assigned by the Seller Entity to the appropriate Buyer Entity as part of the Assets.

(b) Schedule 3.27 sets forth all Partial Subsidiaries and, with respect to each Partial Subsidiary: (1) its name and jurisdiction of incorporation or organization; (2) the equity or non-equity interests and percentage ownership held by the Seller Entity and which will be assigned to the appropriate Buyer Entity (the “Partial Subsidiary Interests”); and (3) its directors and officers, general partners or managers, as the case may be.

(c) The Seller Entities have delivered to Buyer and the Buyer Entities accurate and complete copies, as applicable, of the articles of incorporation, charter, bylaws, operating agreement, partnership agreement, or shareholders or membership agreement, as amended to date, of each Partial Subsidiary.

(d) The applicable Seller Entity has good and marketable title to all Partial Subsidiary Interests set forth in Schedule 3.27 and, except as set forth on Schedule 3.27, the Seller Entity has the right to sell, assign, transfer and deliver the same to the appropriate Buyer Entity, free and clear of all Encumbrances, except those arising under applicable federal or state securities laws.

3.28 No Charitable Assets. None of the Assets to be acquired by Buyer or the Buyer Entities are “charitable assets” within the meaning of the Pennsylvania Office of Attorney General Review Protocol for Fundamental Change Transactions Affecting Health Care Nonprofits. Buyer and the Buyer Entities will (a) not be subject to any conditions or requirements imposed by the Attorney General for the Commonwealth of Pennsylvania as a result of the Seller Entities acquiring the Facilities from a non-profit seller, and (b) not be subject to any conditions or requirements enforceable by the non-profit sellers or their successors from which the Seller Entities acquired the assets relating to the Facilities.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyer represents and warrants to Seller and the Seller Entities the following:

4.1 Existence and Capacity. Buyer is a not-for-profit corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted. Each Buyer Entity is a corporation or limited liability company which will be disregarded for tax purposes such that it will benefit from Buyer’s not-for-profit status, duly organized and validly existing in good standing under the laws of the

State of Delaware. Each Buyer Entity has the requisite power and authority to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and the Buyer Entities and all other agreements referenced herein, or ancillary hereto, to which Buyer or the Buyer Entities are a party, and the consummation by Buyer and each Buyer Entity of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers, are not in contravention of corporate law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Sections 6.1 and 6.2, do not require any approval or consent required to be obtained by Buyer or any Buyer Entity of, or filing required to be made by Buyer or any Buyer Entity with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any governmental authority to which it may be subject; and

(e) will not violate any judgment, decree, writ, or injunction of any court or governmental authority to which it may be subject.

4.3 Binding Agreement. This Agreement and all agreements to which Buyer or any of the Buyer Entities will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and/or such Buyer Entities, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof and thereof.

4.4 Availability of Funds. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds which will be sufficient to enable Buyer to pay the Purchase Price.

5. COVENANTS OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

5.1 Information. Seller and the Seller Entities shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyer full and complete access to and the right to inspect the plants, properties, books, and records of the Facilities, and will allow Buyer reasonable access to the medical staff and personnel of the Facilities, which shall include onsite meetings, to confirm and establish relationships, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller and the Seller Entities which pertains to the Facilities or their operations as Buyer may from time to time reasonably request.

Buyer, at its expense and in its reasonable discretion, shall have the right to access and conduct and obtain all inspections, examinations, investigations and tests as Buyer considers appropriate for determining the present condition of the Owned Real Property, including, without limitation, performance of a Phase I environmental assessment of the Owned Real Property. Buyer’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Buyer agrees that no inspections shall take place and no employees or other personnel of the Facilities shall be contacted by Buyer without Buyer first providing reasonable notice to Seller and coordinating such inspection or contact with Seller. Notwithstanding anything contained herein to the contrary, Buyer shall not conduct any invasive environmental, health or safety or property condition investigations of the Owned Real Property, including, without limitation, any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under the Owned Real Property, without Seller’s prior written consent and Buyer’s execution of a mutually acceptable right of entry agreement. Buyer shall repair all damage to the Owned Real Property resulting from Buyer’s exercise of their rights under this Section or caused by Buyer (or any of its agents, employees, contractors or representatives) prior to the Closing.

5.2 Operations. Seller will not, and will cause the Seller Entities not to, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Seller shall cause the Seller Entities to:

(a) use commercially reasonable efforts to carry on their business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, or real or personal property pertaining to the Facilities;

(b) not make any material change in finance or accounting policies;

(c) use commercially reasonable efforts to maintain the Facilities and all parts thereof in good operating condition, ordinary wear and tear excepted;

(d) use commercially reasonable efforts to perform all of their obligations under agreements relating to or affecting the Facilities or the Assets;

(e) use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities;

(f) preserve and maintain in good standing all of the Government Permits;

(g) continuously operate the Facilities through the Closing Date; and

(h) use commercially reasonable efforts to maintain and preserve their business organizations intact, retain their present employees at the Facilities and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Facilities.

5.3 Negative Covenants. Seller shall cause the Seller Entities not to, with respect to the business or operation of the Facilities or otherwise regarding the Assets, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed:

(a) amend, modify, terminate or cancel any of the Contracts, or enter into any new contract or commitment, except as provided herein or in the ordinary course of business;

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee at the Facilities, except in the ordinary course of business in accordance with existing personnel policies or as otherwise disclosed to Buyer prior to the Effective Time;

(c) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment except in the normal course of business with comparable replacement thereof when appropriate;

(d) purchase capital assets or incur costs in respect of construction-in-progress in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; or

(e) take any material action outside the ordinary course of business of the Facilities, except as may be required in order to consummate the transactions contemplated by this Agreement.

5.4 Governmental Approvals. Seller and the Seller Entities shall (i) use reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Seller and the Seller Entities to perform their obligations under this Agreement; and (ii) assist and cooperate with Buyer and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Buyer deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

5.5 Antitrust Matters. Seller shall (a) produce at the earliest practicable date all documents that may be requested of Seller or its Affiliates by the Federal Trade Commission (“FTC”), the United States Department of Justice (“Justice Department”) or any other Government Entity, in connection with the transactions contemplated by this Agreement, under the Sherman Act, the Clayton Act, the Hart-Scott Rodino Antitrust Improvements Act of 1976, or the Federal Trade Commission Act, each as amended, or any other federal, state or other statutes, laws, rules, regulations, orders, decrees, administrative or judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or substantial lessening of competition (collectively, the “Antitrust Laws”), (b) cooperate with Buyer in connection with engaging with the FTC, the Justice Department or any other Government Entity in efforts to obtain regulatory approval of the transactions contemplated by this Agreement, (c) promptly inform Buyer of any material communication made to or received by Seller from the FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby, (d) use commercially reasonable efforts to obtain all consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department and any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement, and (e) promptly furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.2 of this Agreement. Without limiting the foregoing, Seller shall have no obligation to participate in the defense of an injunction action or other legal proceeding brought under the Antitrust Laws by the FTC, the Justice Department, any other Government Entity, or private party.

5.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Seller shall deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each Seller Entity for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of the Seller Entity, and shall fairly present in all material respects the financial position and results of operations of the Seller Entity as of the date and for the period indicated.

5.7 Estoppels and Contract Consents. Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, (a) estoppel letters, in a form reasonably acceptable to Buyer, under those leases of the Leased Real Property that are among the Contracts, and (b) consents from third parties under each Contract which, by the terms of such Contract, requires such consent to convey and assign such Contract to a Buyer Entity.

5.8 No-Shop Clause. Seller agrees that, from and after the date of the execution and delivery of this Agreement by Seller until the termination of this Agreement, Seller will not, and will cause the Seller Entities not to, without the prior written consent of Buyer or except as otherwise permitted by this Agreement: (i) offer for sale or lease all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (ii) solicit offers to buy all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquiries, proposals or offers relating to any disposition of all or any material portion of the Assets or a merger or consolidation of any entity owning any of the Assets, or (iv) enter into any agreement or discussions with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any material portion of the Assets or any ownership interest in any entity owning any of the Assets or with respect to a merger or consolidation of any entity owning any of the Assets.

5.9 Efforts to Close. Seller and the Seller Entities shall use their reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Seller’s or the Seller Entities’ action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before October 31, 2024.

5.10 Taxes. The Seller Entities shall cause each Acquired Company to timely file all reports or Tax Returns required to be filed with federal, state, local, and non-U.S. taxing authorities prior to the Closing Date (taking into account all allowed extensions to file Tax Returns obtained in the ordinary course of business) and will timely pay all federal, state, local and non-U.S. Taxes, assessments and governmental charges levied, accrued or assessed upon it or any of its assets on or before the Closing Date (other than any Taxes being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP and applied consistently with past practices).

6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer shall (i) use reasonable efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Buyer to perform its obligations under this Agreement; and (ii) assist and cooperate with Seller and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Seller deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

6.2 Antitrust Matters. Buyer shall (a) produce at the earliest practicable date all documents that may be requested of Buyer or its Affiliates by the FTC, the Justice Department, or any other Government Entity under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement, (b) cooperate with Seller in connection with engaging with the FTC, the Justice Department or any other Government Entity in efforts to obtain regulatory approval of the transactions contemplated by this Agreement, (c) promptly inform Seller of any material communication made to or received by Buyer or any of its Affiliates from the FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby, (d) use commercially reasonable efforts to obtain all consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department and any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement, and (e) promptly furnish to Seller such information concerning Buyer or its Affiliates as Seller needs to perform its obligations under Section 5.5 of this Agreement. Without limiting the foregoing, Buyer shall have no obligation to participate in the defense of an injunction action or other legal proceeding brought under the Antitrust Laws by the FTC, the Justice Department, any other Government Entity, or private party.

6.3 Title Commitment and Survey.

(a) Title Commitment. Within thirty (30) days after the date hereof, Buyer, at its expense, shall obtain a current title commitment with respect to the Owned Real Property (the “Title Commitment”), issued by Land Services USA, LLC, as agent for First American Title Insurance Company (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of an owner’s policy of title insurance for the Owned Real Property (the “Title Policy”). Buyer shall promptly upon its receipt provide a copy of the Title Commitment and exception documents to Seller.

(b) Survey. Within thirty (30) days after the date hereof, Buyer may, at its expense, obtain current as-built surveys of the Owned Real Property, prepared by a professional land surveyor selected by Buyer, in Buyer’s sole discretion, certified to Seller, Buyer and the Title Company (the “Surveys”) or such portions thereof as Buyer elects. Buyer shall promptly upon its receipt furnish a copy of the Surveys to Seller.

(c) Title Defects and Cure. The Title Commitment and the Surveys (to the extent obtained by Buyer pursuant to Section 6.3(b) above) are collectively referred to as “Title Evidence.” Buyer shall notify Seller within ten (10) business days after its receipt of the last of the Title Evidence of any liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence which do not constitute Permitted Encumbrances (collectively, “Defects”). Seller, at its sole cost and expense, shall cure the objections on or before the Closing or Seller may elect to not cure the objections and shall give written notice to Buyer within ten (10) days of its receipt of Buyer’s objections of its decision whereupon Buyer may waive such objections and close or may terminate this Agreement, which election by Buyer shall be made within ten (10) business days of its receipt of Seller’s written notice. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objections, whereupon Buyer may waive such objections and close or may terminate this Agreement, which election by Buyer shall be made within twenty (20) days following notice of objection to Seller. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party, except for matters that expressly survive termination of this Agreement. Any matters shown by the Title Evidence to which Buyer does not object or which are waived by Buyer as herein provided shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Seller shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering the Seller Entities’ fee interest in the Owned Real Property and arising by, through or under the Seller Entities, or any of their Affiliates, to be released (other than liens for taxes not yet due and payable and any mechanic’s or materialmen’s liens relating to the Assumed Liabilities).

6.4 Efforts to Close. Buyer shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer’s action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before October 31 2024.

6.5 Financing. Buyer shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to issue publicly offered tax-exempt and taxable bonds to fund a portion of the Purchase Price (the “Financing”). The net cash proceeds from the Financing, together with available cash of Buyer, will be sufficient to consummate the proposed transaction, including the payment of any fees and expenses of or payable by Buyer in connection with the consummation of the transactions contemplated by this Agreement. During the period prior to the Closing and at Buyer’s sole cost and expense, Seller shall use its commercially reasonable efforts to provide to Buyer all cooperation reasonably requested by Buyer in connection with the Financing, including: (a) providing such financial and other operational information regarding the Assets as Buyer shall reasonably request in order to consummate the Financing, including all information, financial statements and financial and operational data regarding the Seller Entities and the Acquired Companies and of a type and form customary for financings similar to the Financing; (b) assisting in preparation of a management’s discussion and analysis of the Seller Entities’ and Acquired Companies’ results of operations to be included in a preliminary official statement; and (c) providing customary authorization and representation letters in connection with the preparation and distribution of the confidential information memorandum. Seller and its representatives shall be given a reasonable opportunity to review and comment on any materials, documents or memoranda to be distributed in connection with the Financing, and Buyer shall give due consideration to any comments proposed by Seller or its representatives. Buyer shall indemnify and hold harmless Seller and its representatives from and against any and all liabilities, losses, damages, claims, third-party costs and expenses, interest, awards, judgments and penalties suffered or incurred in connection with any aspect or arrangement of the Financing, and any information utilized in connection therewith (other than the Financial Statements).

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer and the Buyer Entities to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties. The representations and warranties of Seller and the Seller Entities contained in this Agreement shall be true and correct when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1, hereof, as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct on and as of such dates), except to the extent that the failure of any such representations and warranties to be true and correct would not, or would not be reasonably likely to, in the aggregate, have a material adverse effect on the results of operations, financial condition or business of the Facilities, taken as a whole. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller or any Seller Entity on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement, shall have been obtained or made by Seller, the appropriate Seller Entity, or Buyer, as appropriate, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

7.3 Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property) to Buyer. The Title Policy shall be issued, at Buyer’s expense, on an ALTA Form 2021 Owners’ Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property and shall insure to the Buyer Entities fee title to the Owned Real Property subject only to the Permitted Encumbrances and the standard exceptions contained in an owner’s title policy prescribed for use in the Commonwealth of Pennsylvania, (i) with the standard exception as to taxes and assessments limited to taxes and assessments for the current and subsequent years, not yet due and payable, (ii) with the standard exception as to encroachments, encumbrances, violations, variations or adverse circumstances that would be disclosed by an accurate and complete land survey modified to except matters shown on the Surveys (but only to the extent that the Surveys are sufficient for the Title Company to delete and/or modify the same), (iii) with the standard exception as to liens, or any right to liens, for services, labor or materials furnished to the Owned Real Property deleted (other than any such liens or rights relating to Assumed Liabilities), and (iv) with the standard exception for rights or claims of parties in possession limited to rights of tenants under recorded or unrecorded leases included in the Contracts.

7.4 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.5 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or would be reasonably expected to have, a “material adverse effect” on the business (but not the prospects), financial condition, or results of operations of the Facilities, taken as a whole. Notwithstanding anything to the contrary contained in this Agreement, the following will be presumed not to give rise to a “material adverse effect”: (a) changes or proposed changes to any law, reimbursement rates or policies of governmental agencies or bodies that are generally applicable to hospitals or health care facilities; (b) requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities; (c) any changes or proposed changes in GAAP after the date of this Agreement; (d) any hostilities, acts of war, sabotage, terrorism or military actions; (e) changes resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of employees and physicians but excluding changes under the control of Seller or the Seller Entities); and (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period.

7.6 Insolvency. Seller and the Seller Entities shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller.

7.7 Material Consents. Buyer shall have obtained all consents of third parties that are material to the consummation of the transactions contemplated in this Agreement (collectively, the “Material Consents”) as specified in Schedule 7.7. The Material Consents shall be in form and substance reasonably satisfactory to Buyer. Buyer shall cooperate in the assumption of the Contracts.

7.8 Vesting/Recordation. Seller and the Seller Entities shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, assignments or other instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

7.9 Information Services Agreement. The Information Services Agreement (including the related Business Associate Agreement) contemplated by Section 2.2(j) shall be in form and substance reasonably satisfactory to Buyer.

7.10 Indebtedness. (a) All obligations of the Acquired Companies pursuant to indebtedness and capital leases, other than the Assumed Liabilities, owed by or guaranteed by the Acquired Companies shall be paid, canceled or eliminated prior to or at the Closing (whether or not then due) and (b) all Encumbrances relating to any of the aforesaid indebtedness, capital leases or amounts shall be removed and shall be discharged of record.

7.11 Closing Deliveries. Seller and the Seller Entities shall have delivered to Buyer, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Seller and the Seller Entities to Buyer pursuant to Section 2.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller and the Seller Entities to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Seller when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

8.3 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

8.4 Insolvency. Buyer shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.

8.5 Closing Deliveries. Buyer shall have delivered to Seller, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 2.3.

9. SELLER’S COVENANT NOT TO COMPETE. Seller hereby covenants that at all times from the Closing Date until the third (3rd ) anniversary of the Closing Date, Seller and its Affiliates shall not, directly or indirectly, own or operate an acute care hospital or ambulatory or other type of surgery center or emergency or outpatient care facility within a thirty-five (35) mile radius of any of the Hospitals without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion). In the event of a breach of this Section 9, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys’ fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Seller further acknowledges and agrees that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

10.1 Tax Treatment; Allocation of Purchase Price.

(a) The parties hereto agree that, for all applicable income Tax purposes, the purchase of the Acquired Company Ownership Interests pursuant to this Agreement shall be treated solely for U.S. federal and state income Tax purposes as a (i) a purchase and sale of the assets and assumption of the liabilities of each of the Acquired Companies (other than Intermountain) and (ii) a purchase and sale of all the stock of Intermountain, and no party shall take a position inconsistent therewith for any Tax purpose, including on any Tax Return.

(b) The Purchase Price (and all other amounts required to be taken into account in determining the purchase price of the Assets and Acquired Company Ownership Interests) shall be allocated among the various classes of Assets, the assets of the Acquired Companies (other than Intermountain), and (subject to subsection (c) hereof) the stock of Intermountain in accordance with and as provided by Section 1060 of the Code. Within ninety (90) days after the Closing, Seller shall provide Buyer with a preliminary allocation of the Purchase Price for Buyer’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. Subject to the foregoing sentence, if Seller and Buyer cannot agree, initially, on an allocation, then the matter shall be submitted to the Accounting Firm for final resolution of all allocation matters. The parties agree that any Tax Returns or other Tax information they may file or cause to be filed with any Government Entity shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each timely file Form 8594 prepared in accordance with the foregoing allocation, as finally determined.

(c) At the request of Buyer, Seller shall join with Buyer (or the applicable Buyer Entity) in making an election pursuant to Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. Tax law) with respect to the acquisition of the Acquired Company Ownership Interests of Intermountain (collectively, the “Election”). In that event the parties shall cooperate with each other to take all actions necessary and appropriate to effect and preserve the Election and shall allocate the amount allocable to the stock of Intermountain (as determined under subsection (b) of this Section 10.1), and such other amounts as are required to be taken into account under the Code, among the assets of Intermountain in accordance with applicable treasury regulations and procedures and prepare and file all Tax Returns consistently with such agreed upon allocation. In addition, Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Election on its Tax Returns as required by applicable law.

10.2 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual, written consent of Seller and Buyer; (ii) by Buyer by written notice to Seller if any event occurs or condition exists which causes Seller to be unable to satisfy one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7; (iii) by Seller by written notice to Buyer if any event occurs or condition exists which causes Buyer to be unable to satisfy one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8; (iv) by Seller or Buyer if the Closing shall not have taken place on or before 5:00 p.m. eastern time on October 31, 2024 (which date may be extended by mutual agreement of Seller and Buyer), provided that the right to terminate pursuant to this subsection (iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; (v) by either Seller or Buyer pursuant to Section 12.1 hereof; or (vi) by Buyer pursuant to Section 6.3 hereof.

10.3 Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, the Buyer Entities’ operation of the Facilities, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing, each will, unless prohibited by law or regulation, make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets and the Facilities for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, the Buyer Entities’ operation of the Facilities, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Seller and Buyer shall cause their respective Affiliates to retain their books and records for the periods specified in their respective document retention policies. All reasonable documented out-of-pocket expenses associated with the delivery of the requested documents shall be promptly paid by a requesting party to the other party.

10.4 Preservation and Access to Records After the Closing. After the Closing, Buyer shall cause the Buyer Entities to, in the ordinary course of business and as required by law, keep and preserve in their original form all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the Assets delivered to the Buyer Entities at the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Facilities the Buyer Entities will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to cause the Buyer Entities to abide by any such rules and regulations relating to the confidential information the Buyer Entities acquire. Buyer agrees to cause the Buyer Entities to maintain the patient and personnel records delivered to the Buyer Entities at the Closing at the Facilities after Closing in accordance with applicable law (including, if applicable, section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(v)(l)(i)), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy, and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient and personnel records generated at the Facilities after the Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Seller and upon the applicable Buyer Entity’s receipt of any legally required consents and authorizations, such Buyer Entity will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, the patient records transferred to the Buyer Entities at the Closing (including, without limitation, access to patient records in respect of patients treated by the Seller Entities at the Facilities). Upon reasonable notice, during normal business hours and at the sole cost and expense of the requesting party, Seller, the Seller Entities, Buyer or the Buyer Entities, as applicable, shall also make their officers and employees available to the other party at reasonable times and places after the Closing. In addition, Seller shall be entitled, at Seller’s sole risk, to receive copies of any such patient records, but only for purposes of pending claims or litigation involving a patient to whom such records refer, as certified in writing prior to receipt by counsel retained by Seller in connection with such litigation and only upon the applicable Buyer Entity’s receipt of any legally required consents and authorizations. Any copy of a patient record so received from the Facilities shall be promptly returned to the applicable Buyer Entity following its use by Seller. Any access to the Facilities, their records or the applicable Buyer Entity’s personnel granted to Seller in this Agreement shall be upon the condition that any such access be consistent with applicable law and not materially interfere with the business operations of any Buyer Entity.

10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer may, subject to the provisions of Section 12.10 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. Following the Closing, each party shall timely file all federal, state and local Tax Returns required to be filed by it (all of which shall be true, correct and complete in all material respects) and duly pay or make provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are owed by it (whether or not shown on any Tax Return) to the appropriate tax authorities. Seller shall be responsible for filing all such Tax Returns for periods or partial periods ending on or before the Closing Date and shall provide Buyer, at Buyer’s expense, the opportunity to review any such Tax Return. In addition, following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and tax liabilities or potential tax liabilities of Buyer for all periods on or after the Closing, and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to the Buyer Entities at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8 Cost Reports. Seller, at its expense, shall prepare and timely file all terminating and other cost reports required or permitted by law to be filed under the Medicare and Medicaid or other third party payor programs and the Licensing Agency for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). In addition, Buyer shall assist Seller in providing certain information needed by Seller when preparing the terminating cost reports, including but not limited to completion of Seller’s standard hospital data collection template, invoice and general ledger analysis, and other documentation historically prepared by the Hospitals for cost reporting purposes. The applicable Buyer Entity shall forward to Seller any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by such Buyer Entity. The applicable Buyer Entity shall remit any receipts of funds relating to the Seller Cost Reports or the Seller Entity’s Medicare bad debt within five (5) business days after receipt by such Buyer Entity and shall forward to Seller any demand for payments within five (5) business days after receipt by such Buyer Entity. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports and all liabilities relating thereto. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Seller shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Seller will furnish copies of such cost reports to any Buyer Entity upon request.

10.9 Misdirected Payments, Etc. Seller and Buyer covenant and agree to remit, with reasonable promptness (within five (5) business days after receipt) to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to the Seller Entities or the Facilities resulted in an overpayment or other determination that funds previously paid by any program or plan to the Seller Entities or the Facilities must be repaid, the Seller Entities shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and the Buyer Entities shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, Buyer or any Buyer Entity suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer or any Buyer Entity, relating to amounts owing under any such programs by the Seller Entities or any of their Affiliates, the Seller Entities shall within five (5) business days after notice from Buyer or any Buyer Entity pay to Buyer or such Buyer Entity the amounts so billed or offset.

10.10 Employee Matters.

(a) As of the Effective Time, Seller shall cause the Seller Entities to terminate all of the employees at the Facilities, and Buyer shall cause the Buyer Entities to offer or cause to be offered employment (subject to standard drug and related employment screening) to substantially all active employees (including any employees who are on statutory family or medical leave, military leave, short-term disability, or other short-term leave of up to 90 days) as of the Effective Time in positions and at compensation levels generally consistent with those provided by the Seller Entities as of the Effective Time. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of the Buyer Entities with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any nature. All such employees who accept such offers and commence employment with a Buyer Entity (together the “Buyer Employees”) shall be credited with employment service with the Seller Entities for purposes of eligibility and vesting purposes (but not for purposes of benefit accrual) under Buyer’s or the Buyer Entities’ employee benefit plans or programs (the “Buyer Plans”), unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under such Buyer Plans, in which case such service credit will not be allowed just for such insured plan(s). Notwithstanding anything contained herein to the contrary, this Section 10.10(a) shall not apply to any physician employee of any Seller Entity who has entered into an employment agreement with any Seller Entity, and such persons shall not be deemed to be Buyer Employees.

(b) Buyer shall cause the Buyer Entities to offer or cause to be offered enrollment in the appropriate Buyer Plan that is a group health plan to any Buyer Employee together with the eligible dependents of such Buyer Employee.

(c) As of the Effective Time, Seller shall take all legal and other actions so that each Acquired Company shall cease to be an adopting employer under all Seller Benefit Plans as of the Effective Time.

(d) Within the period of ninety (90) days prior to the Closing, the Seller Entities and the Acquired Companies shall not violate the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §2101 et seq. and/or the regulations thereunder. With respect to terminations of employees prior to the Closing, the Seller Entities and the Acquired Companies shall be responsible for any legally required notifications. With respect to terminations of employees following the Closing, the Buyer Entities shall be responsible for any legally required notifications.

10.11 Indigent Care Policies. The Buyer Entities shall adopt and maintain reasonable policies for the treatment of indigent patients of the Hospitals. Following the Closing, the Buyer Entities shall cause the Hospitals to comply with Emergency Medical Treatment and Labor Act and such other applicable laws related to the provision of services to patients that have an immediate emergency need, including applicable requirements that no such patient will be turned away because of age, race, gender or inability to pay. The Buyer Entities shall cause the Hospitals to continue to provide services to patients covered by the Medicare and Medicaid programs.

10.12 Use of Controlled Substance Permits. To the extent permitted by applicable law, each applicable Buyer Entity shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of the corresponding Seller Entities relating to controlled substances and the operations of pharmacies and laboratories, until such Buyer Entity is able to obtain such licenses and registrations for itself. In furtherance thereof, the Seller Entities shall execute and deliver to the corresponding Buyer Entities at or prior to the Closing limited powers of attorney substantially in the form of Exhibit E hereto. Buyer shall cause the Buyer Entities to apply for all such licenses and permits as soon as reasonably possible before and after the Closing and shall diligently pursue such applications.

10.13 Medical Staff Matters. As a result of the acquisition of the Assets by the Buyer Entities, without the consent of the medical staff of the relevant Hospital, there will be no change or modification to the current staff privileges for physicians on the medical staff of the Hospitals. Buyer acknowledges that the acquisition of Assets is subject to the relevant Hospital’s medical staff bylaws in effect as of the Effective Time; provided, however, that the consummation of the transactions contemplated hereby will not limit the ability of the Board of Trustees or medical executive committee of the Hospitals to grant, withhold or suspend medical staff appointments or clinical privileges in accordance with the terms and provisions of the medical staff bylaws. Each applicable Buyer Entity shall adopt the current medical staff bylaws of the relevant Hospital as the medical staff bylaws of such Hospital at closing, except to the extent that any modifications thereof are required to comply with the accreditation standards or legal or regulatory requirements, and except to the extent that modifications are made as otherwise permitted in the medical staff bylaws. Nothing in this Section will give rise to, or be deemed to give rise to, any right or cause of action in a medical staff member, other third party or any group thereof; and provided further that nothing in this Section shall be construed as prohibiting any Hospital from amending or replacing its medical staff bylaws in the future.

10.14 Information Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into an Information Services Agreement in substantially the form of Exhibit F hereto. Buyer shall prepay $10,000,000 of fees payable under the Information Services Agreement and the Transition Services Agreement at Closing as part of the Purchase Price payable under this Agreement.

10.15 Billing and Collection Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into a Billing and Collection Agreement in substantially the form of Exhibit I hereto.

10.16 Transition Services Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into a Transition Services Agreement in substantially the form of Exhibit G hereto.

10.17 Medicare Transition Agreement. At the Closing, an Affiliate of Seller and Buyer will enter into a Medicare Transition Agreement with respect to each Part A provider in a form reasonably acceptable to Seller and Buyer.

10.18 License Agreement. At the Closing, Seller and Buyer will enter into a License Agreement in substantially the form of Exhibit H hereto.

10.19 Access to Records Including as to Recovery and Audit Information. If any entity, governmental agency or person makes a claim, inquiry or request to any Buyer Entity or Seller Entity relating to the Seller Entities’ operation of the Hospitals prior to the Effective Time (including but not limited to a notice to any Buyer Entity or Seller Entity from a person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review the Seller Entities’ claims with respect to the operation of the Hospitals prior to the Effective Time, or otherwise seeks information pertaining to the Seller Entities, the Buyer Entities shall: (i) comply with all requests from such entity or person in a timely manner; (ii) comply with all other applicable laws and regulations; (iii) forward to the Seller Entities all communications and/or documents sent to such person or entity or received from such person or entity within five (5) business days of the Buyer Entities’ delivery or receipt of such communications and/or documents; and (iv) provide the Seller Entities and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that the Seller Entities shall be solely responsible for handling any appeals).

10.20 Continuation of Insurance. For a period of at least ten (10) years following the Closing, the Seller Entities shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Hospitals for claims related to the period of the Seller Entities’ ownership and operation of the Hospitals. The insurance shall have coverage levels equal to the coverage maintained by Seller for other comparable healthcare facilities operated by Seller.

10.21 Quality Reporting. The Seller Entities shall submit all quality data required under the HQI Program to CMS or its agent, and all quality data required under ORYX to The Joint Commission, for any calendar quarter with reporting deadlines between the date of this Agreement and the Closing Date. If a calendar quarter ends prior to the Closing Date, but the reporting deadline for such quarter ends after the Closing Date, the Seller Entities shall prepare and submit the quality data for the Facilities required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively, or, at the sole option to Buyer, the Seller Entities shall transmit such quality data to Buyer in a form mutually agreeable to Buyer and Seller or allow Buyer access to such data, to enable the Buyer Entities to submit quality data for the Facilities required under the HQI Program and ORYX for such quarter. If the Closing Date falls between the first and last day of a calendar quarter, the Seller Entities shall cooperate with Buyer to ensure that all quality data required to be submitted for the Facilities under the HQI Program and ORYX for the portion of the quarter during which Seller owned the Facilities can be aggregated with the quality data for the portion of the quarter during which Buyer owned the Facilities, to enable the Buyer Entities and/or the Seller Entities to submit quality data for the Facilities required under the HQI Program and ORYX in accordance with applicable filing deadlines and in the form and manner required by CMS and The Joint Commission, respectively.

10.22 Telephone Access. The parties shall take all steps necessary to transition over to the Buyer Entities all local and long distance telephone services at the Facilities as of the Closing Date.

10.23 Guaranties. To the extent that Seller or any of its Affiliates have guaranteed the obligations of any Seller Entity under any of the Contracts (a “Seller Guaranty”), then at the request of Seller, Buyer shall use commercially reasonable efforts to have Seller or its Affiliates, as applicable, released as guarantor. If required to obtain a release from a Seller Guaranty, Buyer shall execute a guaranty in the form of the existing Seller Guaranty, or such other form as may be agreed to by Buyer and the beneficiary of such guaranty. If Buyer is unable to obtain a release for any Seller Guaranty as set forth in this Section 10.23, Buyer (i) shall indemnify and hold harmless Seller and its Affiliates against any liabilities arising from or relating thereto as if the obligations accruing from and after the Effective Time under such Seller Guaranty were Assumed Liabilities, and (ii) agrees not to amend, modify, supplement, extend or renew (or allow the applicable Buyer Entity to amend, modify, supplement, extend or renew) the underlying Contract in any manner that would reasonably be expected to materially increase the obligations of Seller or its Affiliates, as applicable, under the Seller Guaranty, without the prior written consent of Seller.

11. INDEMNIFICATION.

11.1 Indemnification by Buyer. Subject to the limitations set forth in Section 11.3 hereof, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers, directors, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (collectively “Losses”) that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of any representation or warranty by Buyer under this Agreement, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation of the Facilities by the Buyer Entities following the Effective Time.

11.2 Indemnification by Seller. Subject to the limitations set forth in Section 11.3 hereof, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers, directors, employees, agents or independent contractors (collectively, “Buyer

Indemnified Parties”), from and against any and all Losses that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of any representation or warranty by Seller under this Agreement, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement, (iii) any of the Excluded Liabilities, or (iv) any claim made by a third party with respect to the operation of the Facilities by the Seller Entities prior to the Effective Time.

11.3 Limitations. Buyer and Seller shall be liable under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), as applicable, only when total indemnification claims exceed Five Hundred Thousand Dollars ($500,000) (the “Basket Amount”), after which Buyer or Seller, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of warranty which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyer and Seller for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to 25% of the Purchase Price. Notwithstanding the foregoing provisions of this Section 11.3, the limitation on liability and the Basket Amount shall not apply to claims arising under Section 11.1(i) or Section 11.2(i) and resulting from intentional misrepresentation or fraud by the indemnifying party.

11.4 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after receipt of such written notice of such claim, fails to agree to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) in the event that a proposed settlement requires the Indemnified Party to admit any wrongdoing or take or refrain from taking any action, then the proposed settlement shall not be entered into unless it is reasonably acceptable to both the Indemnifying Party and the Indemnified Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6 Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties (other than the Indemnified Party’s insurance carriers) and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available from such other party alleged to have responsibility. If the Indemnified Party receives an amount from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7 Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period (hereinafter defined) or any termination of this Agreement. Thereafter, none of Seller, Buyer or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Seller or Buyer shall be the remedies provided by this Section 11.

12. MISCELLANEOUS.

12.1 Schedules and Exhibits. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, the Seller Entities or the Buyer Entities may update their Schedules, subject to the other party’s approval rights described below. If a party, after having a period of ten (10) business days to review any modification or amendment to a Schedule proposed by another party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances having a material adverse effect not disclosed in the original Schedules, then such party may terminate this Agreement on or before the Closing by giving a written notice to the other party (a “Termination Notice”), whereupon, if the matter which triggered such Termination Notice is able to be cured, the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure such matter.

12.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as are consistent with this Agreement and are necessary or convenient to consummate the transactions contemplated hereby, with each party bearing its own costs and expenses incurred by such party related thereto. In addition and from time to time after the Closing, Seller and the Seller Entities shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place the Buyer Entities in legal and actual possession of, any and all of the Facilities and the Assets in a manner consistent with this Agreement with each party bearing its own costs and expenses associated therewith.

12.3 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of the Seller Entity thereunder, unless such consent is obtained.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates; provided any such assigning party shall continue to remain liable hereunder.

12.8 No Brokerage. Except as set forth on Schedule 12.8, Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (iii) Buyer shall pay for all premiums, fees and costs associated with the Title Commitment, the Title Policy, the Surveys, the filing fees required to obtain approvals or waivers under the Antitrust Laws, any environmental engineering reports, licensure application fees, recording fees, and mechanical, structural, electrical and roofing engineering costs. Seller and Buyer shall each pay one-half of the amount of any real estate transfer taxes incurred in connection with the transactions contemplated by this Agreement.

12.10 Confidentiality.

(a) It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement.

(b) Seller acknowledges that the success of transactions contemplated under this Agreement after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller or its Affiliates, agents and representatives, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 12.10. Accordingly, Seller hereby agrees that (i) at the Closing Seller will assign to Buyer all of its rights under confidentiality agreements with other bidders that relate to the proposed sale of the Assets or to the Facilities or any other related information and (ii) Seller will not, and Seller will cause its Affiliates, agents and representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Assets, the Facilities or the operations thereof; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 12.10 will not prohibit any retention of copies of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement.

(c) Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates (as defined in Section 12.18 below) and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.

12.11 Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. For the sake of clarification, nothing contained in this Agreement shall limit Seller or its Affiliates from making any disclosures or filing any agreements that they deem necessary or advisable to be made in any filings with the Securities and Exchange Commission as a result of the transactions contemplated by this Agreement or in connection with any future securities offerings of Seller or its Affiliates.

12.12 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller: CHS/Community Health Systems, Inc.
4000 Meridian Boulevard
Franklin, TN 37067
Attn: Vice President – Development

With a simultaneous copy to:

CHSPSC, LLC
4000 Meridian Boulevard
Franklin, TN 37067
Attn: General Counsel

Buyer: WoodBridge Healthcare, Inc.
360 Covered Bridge Road

New Hope, PA 18938

Attn: President

With a simultaneous copy to:

Law Offices of Michael J. Sarrao

22431 Antonio Parkway, Suite B160-457

Rancho Santa Margarita, CA 92688

Attn: Michael J. Sarrao, Esq.

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Seller and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of two (2) years following the Closing Date (the “Survival Period”).

12.18 Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

12.19 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.20 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the day following the Closing Date, unless otherwise agreed in writing by Seller and Buyer. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 Limited Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer, Seller, their Affiliates and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person other than the Seller Entities and the Buyer Entities, which the parties agree are express third party beneficiaries of the rights of Seller and Buyer, respectively.

12.23 Entire Agreement/Amendment. With the exception of the Confidentiality and Mutual Non-Disclosure Agreement dated as of January 19, 2024, between CHSPSC, LLC and StoneBridge Healthcare, LLC (an Affiliate of Buyer), this Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.24 Risk of Loss. The risk of loss or damage to any of the Assets, the Hospitals and all other property, transfer of which is contemplated by this Agreement, shall be borne by Seller until the Effective Time and by Buyer after the Effective Time.

12.25 Corporate and Bulk Sales Certificate. If the Assets constitute fifty-one percent (51%) or more of any stock of goods, wares, or merchandise of any kind, fixtures, machinery, equipment, buildings, or real estate of the Seller Entities’ located in Pennsylvania, the Seller Entities shall give written notices to this Effect as required under the Act of May 25, 1939, P.L. 189, 69 P.S. §529, the Act of May 29, 1951, P.L. 508, 72 P.S. §1403(a), and the Act of March 4, 1971, P.L. 6, No. 2, 72 P.S. §7240, and their respective amendments, and shall diligently seek to obtain, prior to Closing, all clearance certificates which may be obtained pursuant to those laws. In the event that such certificates cannot, as a practical matter, be obtained at or prior to Closing, the Seller Entities shall defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) that such Buyer Indemnified Parties incur as a result of, or with respect to the Seller Entities’ failure to obtain all such clearance certificates prior to Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ R. Gabriel Ottinger
R. Gabriel Ottinger Senior Vice President & Treasurer
(“Seller”)

SCRANTON HOLDINGS, LLC

SCRANTON HOSPITAL COMPANY, LLC

MCKENNA COURT HOMES, LLC

PECKVILLE HOSPITAL COMPANY, LLC

WILKES-BARRE HOLDINGS, LLC

WILKES-BARRE HOSPITAL COMPANY, LLC

COMMONWEALTH HEALTH CLINICALLY INTEGRATED NETWORK, LLC

WILKES-BARRE PERSONAL CARE SERVICES, LLC

COMMONWEALTH HEALTH IDTF, LLC

By:	/s/ R. Gabriel Ottinger
R. Gabriel Ottinger Senior Vice President & Treasurer (“Seller Entities”)

WOODBRIDGE HEALTHCARE, INC.
By:	/s/ Joshua Nemzoff
Joshua Nemzoff President
(“Buyer”)

WBH SCRANTON I, LLC WBH SCRANTON II, LLC WBH SCRANTON III, LLC WBH WILKES-BARRE I, LLC WBH WILKES-BARRE II, LLC WBH WILKES-BARRE III, LLC WBH SCRANTON HOLDING COMPANY, LLC
By:	/s/ Joshua Nemzoff
Joshua Nemzoff President (“Buyer Entities”)